AGREEMENT AND PLAN

OF REORGANIZATION

By and Among

FIDELITY D & D BANCORP, INC.,

THE FIDELITY DEPOSIT AND DISCOUNT BANK,

MNB CORPORATION

And

MERCHANTS BANK OF BANGOR

December 9, 2019

TABLE OF CONTENTS

2

3

SCHEDULE 1	Identification of Certain Executive Officers and Certain Employees of Merchants Bank to be Retained by Fidelity Bank
EXHIBIT A	Form of MNB Corporation - Letter Agreement
EXHIBIT B	Form of Bank Plan of Merger
EXHIBIT C	Form of Employment Agreement
EXHIBIT D	Form of Consulting Agreement
EXHIBIT E	Form of Retention Agreement and General Release
EXHIBIT F	Form of Change in Control Agreement
EXHIBIT G	MNB Corporation – Affiliate Agreement

4

AGREEMENT

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 9, 2019, is made by and among FIDELITY D & D BANCORP, INC. (“Fidelity”), a Pennsylvania corporation, having its principal place of business in Dunmore, Pennsylvania, THE FIDELITY DEPOSIT AND DISCOUNT BANK (“Fidelity Bank”), a Pennsylvania state-chartered bank and trust company, having its principal place of business in Dunmore, Pennsylvania, MNB CORPORATION (“MNB”), a Pennsylvania corporation, having its principal place of business in Bangor, Pennsylvania, and MERCHANTS BANK OF BANGOR (“Merchants Bank”), a Pennsylvania state-chartered bank, having its principal place of business in Bangor, Pennsylvania.

BACKGROUND

1.

The board of directors of each of Fidelity, Fidelity Bank, MNB and Merchants Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for MNB to merge with and into Fidelity (the “Merger”), with Fidelity surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania, and such boards of directors have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of MNB and Fidelity.

2.

Fidelity and MNB intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

3.	Fidelity is the parent bank holding company and sole shareholder of Fidelity Bank. MNB is the parent bank holding company and sole shareholder of Merchants Bank.

4.

As an inducement to Fidelity’s willingness to enter into this Agreement, the directors and certain shareholders of MNB, MNB’s President & Chief Executive Officer, and certain other executive officers have executed an MNB Letter Agreement in the form attached hereto as Exhibit A (“Voting Agreement”).

5.

Subject to the terms of this Agreement, the parties’ desire to merge Merchants Bank with and into Fidelity Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit B.

6.

As a condition and inducement to the parties’ willingness to enter into this Agreement, Fidelity and Fidelity Bank, as applicable, have entered into: the Employment Agreement in the form attached hereto as Exhibit C, with the officer of Merchants Bank to be retained by Fidelity Bank as identified on Schedule 1;  the Consulting Agreement in the form attached hereto as Exhibit D with the executive of Merchants Bank to be retained by Fidelity Bank as identified on Schedule 1; the Retention Agreement and General Release with the executive of Merchants Bank to be retained by Fidelity Bank identified on

Schedule 1 in the form attached hereto as Exhibit E; and the Change in Control Agreement with the executive of Merchants Bank to be retained by Fidelity Bank identified on Schedule 1 in the form attached hereto as Exhibit F, all to be effective at the Effective Time (as defined herein).

7.

The respective boards of directors of the parties have determined that it is in the best interests of their respective companies and their shareholders, respectively, to consummate the Merger provided for herein.

8.	The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except Fidelity, or Fidelity Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MNB or any MNB Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of MNB; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any MNB Subsidiary and the capital stock of any entity surviving any merger or business combination involving any MNB Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of MNB or any of its MNB Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of MNB or any MNB Subsidiary where that MNB Subsidiary represents more than 20% of the consolidated assets or revenue of MNB, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Bank Merger means the merger of Merchants Bank with and into Fidelity Bank.

Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, and the FRB.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

CERCLIS means the Comprehensive Environmental Response Compensation Liabilities Information System.

Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

Confidentiality Agreement means (i) that certain confidentiality agreement dated October 3, 2019, executed by the parties, pursuant to which Fidelity agrees, among other things, to maintain the confidentiality of certain information provided to it by MNB; and (ii) MNB agrees, among other things, to maintain the confidentiality of certain information provided to it by Fidelity.

Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the FDIA, as amended) of Merchants Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Merchants Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts for which Merchants Bank is custodian.

Determination Date shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

Dissenting MNB Shares means shares of MNB Common Stock as to which appraisal rights are perfected under the ETL.

DP Contracts shall have the meaning set forth in Section 2.27(c) of this Agreement.

Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

Eligible Employee shall have the meaning set forth in Section 4.20 of this Agreement.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.  The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent shall have the meaning set forth in Section 1.02(i) of this Agreement.

Exchange Agent Agreement means the agreement entered into between Fidelity and the Exchange Agent in form and substance reasonably acceptable to Fidelity setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

Exchange Ratio shall have the meaning set forth in Section 1.02(h)(iii) of this Agreement.

Expenses shall have the meaning set forth in Section 7.01(b) of this Agreement.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Fidelity shall have the meaning set forth in the Introductory Recital of this Agreement.

Fidelity Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Fidelity Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

Fidelity Common Stock has the meaning given to that term in Section 3.03(a) of this Agreement.

Fidelity Determination Date Market Share Price shall be the Fidelity Market Share Price.

Fidelity Disclosure Schedule means a disclosure schedule delivered by Fidelity to MNB pursuant to Article III of this Agreement.

Fidelity Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter ending on or after June 30, 2019, and for the periods then ended including the notes thereto.

Fidelity Loan Property has the meaning given to that term in Section 3.15 (c)(ii) of this Agreement.

Fidelity Market Share Price shall be the arithmetic average of the closing per share prices of Fidelity Common Stock as quoted on NASDAQ for the 20 trading days for which closing prices are available immediately preceding the Determination Date.

Fidelity Ratio means the quotient obtained by dividing Fidelity Determination Date Market Share Price by the Initial Fidelity Market Share Price.

Fidelity Regulatory Reports means the annual and quarterly reports of Fidelity filed with the SEC since December 31, 2016, through the Closing Date, and the financial reports of Fidelity Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2016, through the Closing Date.

Fidelity Shareholder Approval shall have the meaning set forth in Section 3.04(a) of this Agreement.

Fidelity Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Fidelity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Fidelity Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Final Index Price means the arithmetic average of the closing prices of the KBW NASDAQ Bank Index for the 20 trading days for which closing prices are available as of the Determination Date.

Five Day Period shall have the meaning set forth in Section 6.01(g).

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

Indemnified Party shall have the meaning set forth in Section 4.06(a).

Index Ratio means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

Initial Fidelity Market Share Price means $66.703 per share.

Initial Index Price means the arithmetic average of the closing prices of the KBW NASDAQ Bank Index for the 20 trading days immediately preceding the Starting Date.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

IT Assets shall have the meaning set forth in Section 2.27(b)(ii) of this Agreement.

Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.

Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.

Loan shall have the meaning set forth in Section 4.01(b)(xxi) of this Agreement.

Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of MNB on a consolidated basis (when such term is used in Article II hereof) or Fidelity on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect MNB or Fidelity when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by MNB or Fidelity in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party’s management rating.

Materially Burdensome Regulatory Condition shall have the meaning as Section 4.04(e) of this Agreement.

Merchants Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Merger shall have the meaning set forth in Background Recital 1 of this Agreement.

Merger Consideration shall have the meaning set for the in Section 1.02(h)(iii) of this Agreement.

MNB shall have the meaning set forth in the Introductory Recital of this Agreement.

MNB Appointed Officers means those officers of MNB who have been appointed as officers of Fidelity Bank, effective after the Effective Time.

MNB Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.

MNB Common Stock means the common stock of MNB described in Section 2.03(a) of this Agreement.

MNB Disclosure Schedule means a disclosure schedule delivered by MNB to Fidelity pursuant to Article II of this Agreement.

MNB Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after September 30, 2019, and for the periods then ended including the notes thereto; and (iii) the MNB Regulatory Reports.

MNB Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.

MNB Nominees shall have the meaning set forth in Section 4.18(a) of this Agreement.

MNB Regulatory Reports means the call reports of Merchants Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2016, through the Effective Time and all reports filed with any Bank Regulator by MNB or Merchants Bank after December 31, 2016, through the Effective Time.

MNB Shareholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.

MNB Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by MNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Merchants Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

MNB Termination Fee shall have the meaning set forth in Section 7.01(c) of this Agreement.

NPL means the National Priority List under CERCLA.

Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.

PAC means the Pennsylvania Associations Code.

PDB means the Pennsylvania Department of Banking and Securities.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement/Prospectus means the joint proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of MNB Common Stock and Fidelity Common Stock in connection with the transactions contemplated by this Agreement

Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of Fidelity Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

Regulatory Materials shall have the meaning as set forth in Section 4.04(d) of this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Starting Date means the last trading day before the date of this Agreement.

Statement of Merger means the statement of merger and/or the articles of merger to be executed by Fidelity and MNB and to be filed with PDS, in accordance with the ETL.

Stock Consideration shall have the meaning set forth in Section 1.02(h)(iii) of this Agreement.

Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.

Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.

USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.

Voting Agreement shall have the meaning set forth in Background Recital 4 of this Agreement.

Section 1.02 The Merger.

(a)

Closing.  The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article V (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the “Closing Date”).

(b)

The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, as required, at the Effective Time, MNB shall merge with and into Fidelity, the separate existence of MNB shall cease, and Fidelity shall be the surviving entity and continue to exist as a Pennsylvania business corporation and all of the assets and liabilities of MNB shall become the assets and liabilities of Fidelity.

(c)

Effective Time; Effects of the Merger.  Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS, as required, on the Closing Date.  The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS, as required, or at such date and time as may be specified in the Statement of Merger (such time being the “Effective Time”).  At and after the Effective Time, the Merger shall have the effects set forth in Section 336 of the ETL and this Agreement.

(d)

Fidelity’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of Fidelity, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of Fidelity, until thereafter altered, amended, or replaced.

(e)

Board of Directors and Executive Officers of Fidelity and Fidelity Bank.  Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of Fidelity and Fidelity Bank, respectively, shall be increased by two (2).  The directors of Fidelity and Fidelity Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of Fidelity and Fidelity Bank, respectively, and two (2) of the directors shall be the MNB Nominees as provided in Section 4.18 hereof.

The executive officers of Fidelity immediately prior to the Effective Time shall be the executive officers of Fidelity after the Effective Time. The executive officers of Fidelity Bank immediately prior to the Effective Time and the MNB Appointed Officers shall be the executive officers of Fidelity Bank after the Effective Time.

(f)	[Intentionally omitted]

(g)	Bank Merger.

(i)

Fidelity and MNB shall use their commercially reasonable best efforts to cause Merchants Bank to merge with and into Fidelity Bank, with Fidelity Bank surviving such merger, as soon as immediately practicable after the Effective Time.  It is intended by the parties that the Bank Merger be effected immediately after the Merger.  Concurrently with the execution and delivery of this

Agreement, Fidelity shall cause Fidelity Bank, and MNB shall cause Merchants Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit B.

(ii)

Notwithstanding Section 1.02(g)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

(h)	Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Fidelity, MNB or the holders of any of the following securities, the following shall occur:

(i)

Outstanding Fidelity Common Stock.  Each share of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of Fidelity Common Stock, except that shares of Fidelity Common Stock owned by MNB (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Fidelity.

(ii)

Cancellation of Certain Common Stock.  Each share of MNB Common Stock that is owned by Fidelity, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)

Conversion of MNB Common Stock.  Each share of MNB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(h)(ii) and Dissenting MNB Shares) shall be converted into the right to receive 1.039 shares of Fidelity Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02(j) below (the “Stock Consideration”).  The Stock Consideration and cash in lieu of fractional shares in the aggregate for all MNB shareholders is referred to as the “Merger Consideration.”

(iv)

Cash in Lieu of Fractional Shares.  Notwithstanding anything herein to the contrary, no fraction of a whole share of Fidelity Common Stock and no scrip or certificate therefor shall be issued in connection with the Merger. Any former MNB shareholder who would otherwise be entitled to receive a fraction of a share of Fidelity Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the Fidelity Determination Date Market Share Price and (b) the fractional share, calculated to the nearest ten-thousandth of the share of Fidelity Common Stock, to which the holder would otherwise be entitled.  For purposes of determining any fractional share interest, all shares of MNB Common Stock owned by a MNB shareholder shall be combined so as to calculate the maximum number of whole shares of Fidelity Common Stock issuable to such MNB shareholders, to the extent permissible.

(v)

Dissenting MNB Shares.  The Dissenting MNB Shares that have not effectively withdrawn or lost their dissenters’ rights under the ETL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the ETL. If any such holder of MNB Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting MNB Shares held by such holder shall receive Merger Consideration as set forth above.

(i)	Surrender and Exchange of MNB Stock Certificates and Redemption of MNB Options.

(i)

Agent.  Prior to the Effective Time, Fidelity shall appoint its transfer agent, Computershare Shareholder Services, or another agent experienced in providing such services, and which is independent of and unaffiliated with Fidelity and MNB, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)

Exchange Fund.  Three (3) days prior to the Effective Time, Fidelity shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of MNB Common Stock, as applicable, sufficient certificates representing shares of Fidelity Common Stock to make all payments and deliveries to shareholders of MNB and cash in lieu of fractional shares pursuant to Sections 1.02(h)(iii) and (iv). Any certificates for Fidelity Common Stock and cash in lieu of fractional shares pursuant to Sections 1.02(h)(iii) and (iv) deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding the foregoing, Fidelity may, at its election, deliver the required shares of Fidelity Common Stock in book entry form via direct registration in lieu of delivery of Fidelity Common Stock certificates.

(iii)

Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), Fidelity shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of MNB Common Stock (a “MNB Certificate”) a letter of transmittal which shall specify that delivery of the MNB Certificates shall be effected, and risk of loss and title to the MNB Certificates shall pass, only upon delivery of the MNB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Fidelity may reasonably specify and instructions for effecting the surrender of such MNB Certificates in exchange for the Merger Consideration.  Upon surrender of a MNB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such MNB

Certificate shall be entitled to receive in exchange therefor (A) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of Fidelity Common Stock that such holder has the right to receive pursuant to Section 1.02(h)(iii)  and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.02(h)(iv). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(h)(iv). In the event of a transfer of ownership of MNB Common Stock which is not registered in the transfer records of MNB, a certificate representing, in the aggregate, the proper number of shares of Fidelity Common Stock pursuant to Section 1.02(h) and/or a check in the proper amount pursuant to Sections 1.02(h)(iv) may be issued with respect to such MNB Common Stock, as the case may be, to such a transferee if the MNB Certificate formerly representing such shares of MNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv)

Distributions with Respect to Un-exchanged Shares.  No dividends or other distributions declared or made with respect to shares of Fidelity Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered MNB Certificate with respect to the shares of Fidelity Common Stock that such MNB Certificate holder would be entitled to receive upon surrender of such MNB Certificate until such holder shall surrender such MNB Certificate in accordance with Section 1.02(i)(iii). Subject to the effect of applicable laws, following surrender of any such MNB Certificate, there shall be paid to such holder of shares of Fidelity Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Fidelity Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Fidelity Common Stock.

(v)

No Further Ownership Rights.  All shares of Fidelity Common Stock issued and cash paid in lieu of fractional shares upon conversion of shares of MNB Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of MNB Common Stock.

(vi)

Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of MNB Certificates for twelve (12) months after the Effective Time shall be delivered to Fidelity or otherwise on the instructions of Fidelity, and any holders of the MNB Certificates who have not previously complied with this Section 1.02(i) shall thereafter look only to Fidelity for the Merger Consideration, as applicable, with respect to the shares of MNB

Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(h)(iii), any cash in lieu of fractional shares of Fidelity Common Stock to which such holders are entitled pursuant to Section 1.02(h)(iv) and any dividends or distributions with respect to shares of Fidelity Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv).

(vii)

No Liability.  None of Fidelity, MNB, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii)

Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Fidelity; provided, however, that no holder of shares of MNB Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to Fidelity.

(ix)

Lost Certificates.  If any MNB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such MNB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable amount or such other agreement as Fidelity or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such MNB Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed MNB Certificate the applicable Stock Consideration with respect to the shares of MNB Common Stock formerly represented thereby, any cash in lieu of fractional shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iv), and any dividends or other distributions on shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

(x)

Withholding Rights.   Fidelity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of MNB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by Fidelity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MNB Common Stock in respect of which such deduction and withholding was made by Fidelity.

(xi)

Stock Transfer Books.  At the Effective Time, the stock transfer books of MNB with respect to MNB Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of MNB of shares of MNB Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of MNB Certificates shall cease to have any rights with respect to such shares of MNB Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any MNB Certificates presented to the Exchange Agent or Fidelity for any reason shall be exchanged for the Stock Consideration with respect to the shares of MNB Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iv), and any dividends or other distributions on shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

(j)

Anti-Dilution Provisions.  If Fidelity shall, at any time before the Effective Time, (A) declare a dividend in shares of Fidelity Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of Fidelity Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Fidelity Common Stock, or (D) reclassify the shares of Fidelity Common Stock, then, in any such event, the number of shares of Fidelity Common Stock to be delivered to MNB shareholders who are entitled to receive shares of Fidelity Common Stock in exchange for shares of MNB Common Stock shall be adjusted so that each MNB shareholder shall be entitled to receive such number of shares of Fidelity Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.  In addition, in the event that, prior to the Effective Time, Fidelity enters into an agreement pursuant to which shares of Fidelity Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each MNB shareholder entitled to receive shares of Fidelity Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(k)

Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Fidelity or Fidelity  Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging  Merchants Bank with and into another Subsidiary of Fidelity or Fidelity Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income Tax or other adverse Tax consequences to MNB shareholders as a result of the modification; (iii) the consideration to be paid to the holders of MNB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect MNB or the holders of MNB Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF MNB AND MERCHANTS BANK

MNB and Merchants Bank represent and warrant to Fidelity and Fidelity Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the MNB Disclosure Schedule delivered by MNB and Merchants Bank to Fidelity, and Fidelity Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date.  MNB and Merchants Bank have made a good faith effort to ensure that the disclosure on each schedule of the MNB Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the MNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 2.01 Standard.

No representation or warranty of MNB and Merchants Bank contained in this Article II shall be deemed untrue or incorrect, and MNB and Merchants Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 2.02 Organization.

(a)

MNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  MNB is a bank holding company duly registered under the BHCA.  MNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  MNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on MNB.

(b)

Merchants Bank is a Pennsylvania state-chartered commercial bank and is regulated by the FRB and the PDS.  Merchants Bank is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Merchants Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of Merchants Bank is set forth in MNB Disclosure Schedule 2.02(b).

(c)

MNB Disclosure Schedule 2.02(c) sets forth each MNB Subsidiary.  Each of MNB’s Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on MNB or Merchants Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each MNB Subsidiary, copies of which have been delivered to Fidelity, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)

The respective minute books of MNB, Merchants Bank, and each other MNB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of MNB and each such MNB Subsidiary.

(e)	Prior to the date of this Agreement, MNB and Merchants Bank have delivered to Fidelity true and correct copies of the articles of incorporation and bylaws of MNB and Merchants Bank.

(f)	Merchants Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

(g)

Merchants Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MNB or Merchants Bank.

Section 2.03 Capitalization.

(a)

The authorized capital stock of MNB consists of two hundred million (200,000,000) shares, all of which are classified as common stock, one hundred twenty five thousandths of one dollar ($0.125) par value (“MNB Common Stock”), of which (i) one million one hundred thirty-two thousand eight hundred seventy-three (1,132,873) shares are outstanding, validly issued, fully paid and nonassessable and (ii) twenty-three thousand three hundred seventy-four (23,374) shares are held by MNB as treasury stock as of the date of this Agreement. There are no shares classified as preferred stock issued or outstanding.  Except as disclosed in MNB Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of MNB are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which MNB’s shareholders may vote have been issued by MNB and are outstanding.  Neither MNB nor any MNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of MNB Common Stock, or any other security of MNB or any securities representing the right to vote, purchase or otherwise receive any shares of MNB Common Stock or any other security of MNB.

(b)

The authorized capital stock of Merchants Bank consists of two hundred million  (200,000,000) shares of common stock, par value of one hundred twenty five thousandths of one dollar ($0.125) per share (“Merchants Bank Common Stock”), of which one million forty-nine thousand nine hundred seventy-six  (1,049,976) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by MNB. Neither Merchants Bank nor any MNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any MNB Subsidiary or any other security of any MNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any MNB Subsidiary. Either MNB or Merchants Bank owns all of the outstanding shares of capital stock of each MNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)

Except as set forth in MNB Disclosure Schedule 2.03, neither MNB nor any other MNB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of MNB and MNB Subsidiaries, and equity interests held by MNB Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of MNB’s Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by MNB or Merchants Bank with respect to any other company’s capital stock or the equity of any other person.

(d)

To the Knowledge of MNB, except as disclosed in MNB Disclosure Schedule 2.03(d), no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of MNB Common Stock.

Section 2.04 Authority; No Violation.

(a)

MNB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the shareholders of MNB pursuant to the ETL and MNB’s articles of incorporation and bylaws (the “MNB Shareholder Approval”), to consummate the transactions contemplated hereby. Merchants Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by MNB and the completion by MNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of MNB and, except for MNB Shareholder Approval as required under the ETL and MNB’s articles of incorporation and bylaws, no other corporate proceedings on the part of MNB are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by MNB and, subject to (i) MNB Shareholder Approval as required under the ETL and MNB’s articles of incorporation and bylaws, (ii) approval and adoption by MNB as the sole shareholder of Merchants Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by Fidelity, constitutes the valid and binding obligation of MNB, enforceable against MNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Merchants Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by Fidelity Bank, will constitute the valid and binding obligation of Merchants Bank, enforceable against Merchants Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by MNB as the sole shareholder of Merchants Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)

The execution and delivery of this Agreement by MNB, subject to (i) the execution and delivery of the Bank Plan of Merger by Merchants Bank, (ii) receipt of approvals from the Bank Regulators and MNB’s and Fidelity’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by MNB or Merchants Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of MNB or any MNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MNB or any MNB Subsidiary or any of their respective properties or assets; or (C) except as set forth in the MNB Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MNB or any MNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which MNB or any MNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MNB or any MNB Subsidiary.

Section 2.05 Deposit Liabilities.

(a)

The Deposit Liabilities of Merchants Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Merchants Bank is authorized to hold the Deposit Liabilities.  Except for such liens as set forth on the MNB Disclosure Schedule 2.05(a), the Deposit Liabilities of Merchants Bank are not subject to any lien, including without limitation any liens in favor of Merchants Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, or other legal process.

(b)

All of the Deposit Liabilities of Merchants Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations.  The Deposit Liabilities of Merchants Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”), and has been operated in compliance with Merchants Bank’s policies and procedures. Except as set forth on the MNB Disclosure Schedule 2.05(b),  no Deposit Liabilities of Merchants Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Merchants Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	Merchants Bank has properly accrued interest on the Deposit Liabilities of Merchants Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)

Merchants Bank has made available to Fidelity a true and complete copy of each of the documents governing the Deposit Liabilities of Merchants Bank for each of the types of Deposit Liabilities of Merchants Bank offered at Merchants Bank.

(e)

Except as set forth on the MNB Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Merchants Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Merchants Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  Except as set forth on the MNB Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Merchants Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(f)

With respect to the Deposit Liabilities of Merchants Bank, Merchants Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Merchants Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of

Merchants Bank opened, Merchants Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 2.06 Consents.

 Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the MNB Shareholder Approval under the ETL, MNB’s articles of incorporation and bylaws and by the MNB board of directors, (c) the approval of the Bank Plan of Merger by MNB as sole shareholder of Merchants Bank under applicable law, and by the Merchants Bank board of directors, and (d) except as disclosed in MNB Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by MNB or the Bank Plan of Merger by Merchants Bank and (ii) the completion by MNB of the transactions contemplated hereby or by Merchants Bank of the Bank Merger. As of the date hereof, MNB has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact MNB’s  or  Merchants Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)

MNB has previously made available to Fidelity the MNB Regulatory Reports through September 30, 2019.  The MNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of MNB or Merchants Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)

MNB has previously delivered to Fidelity the MNB Financials as of the date hereof.  The MNB Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of MNB as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the MNB Financials or the MNB Regulatory Reports, neither MNB nor Merchants Bank (as the case may be) had, or will have any 22 liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MNB Financials or MNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to MNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)

Except as set forth on the MNB Disclosure Schedule 2.07, the records, systems, controls, data and information of MNB and the MNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MNB or any MNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d).  MNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to MNB, including its consolidated MNB Subsidiaries, is made known to the chief executive officer and the chief financial officer of MNB by others within those entities, and (iii) has disclosed to the MNB or Merchants Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect MNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MNB’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to MNB’s auditors and audit committee and a copy has previously been made available to Fidelity.

(e)

Since March 31, 2016, (i) neither MNB nor any of the MNB Subsidiaries nor, to the Knowledge of MNB or Merchants Bank, any director, officer, employee, auditor, accountant or representative of MNB or any of the MNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of MNB or any of the MNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MNB or any of the MNB Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing MNB or any of the MNB Subsidiaries, whether or not employed by MNB or any of the MNB Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by MNB or any of its officers, directors, employees or agents to the board of directors of MNB or any committee thereof or to any director or officer of MNB.

(f)

Except as set forth in the MNB Disclosure Schedule 2.07(f),  no agreement pursuant to which any loans or other assets have been or shall be sold by MNB or the MNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by MNB or the MNB Subsidiaries, to cause MNB or the MNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against MNB or the MNB Subsidiaries, and there has been no material breach by MNB or the MNB Subsidiaries of a representation or covenant in any such agreement.  The MNB Regulatory Reports have disclosed, since December 31, 2016, any cash, stock or other dividend or any other distribution with respect to the capital stock of MNB that has been declared, set aside or paid.

(g)

Except as set forth in the MNB Disclosure Schedule 2.07(g), since March 31, 2016, each of MNB and the MNB Subsidiaries have timely filed all MNB Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith.  Except as set forth in MNB Disclosure Schedule 2.07(g), there is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of MNB or any of the MNB Subsidiaries.  MNB has made available to Fidelity the MNB Regulatory Reports and the MNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

Section 2.08 Taxes.

(a)

All income and other material or material in the aggregate Tax Returns required to have been filed by MNB and the MNB Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and except as set forth in MNB Disclosure Schedule 2.08 each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 2.08 due and payable by MNB and the MNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)

There is no action, audit, dispute or claim now pending or proposed or threatened in writing against MNB or any of the MNB Subsidiaries in respect of Taxes.  Except as set forth in MNB Disclosure Schedule 2.08, neither MNB nor any of the MNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed.  No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of MNB or the MNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of MNB with respect to Taxes other than for Taxes not yet due and payable.

(c)

Each of MNB and the MNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)

MNB Disclosure Schedule 2.08 lists all Tax Returns filed by MNB or the MNB Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit.  Except as set forth on MNB Disclosure Schedule 2.08, neither MNB nor any of the MNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)

MNB is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.  None of MNB or any of the MNB Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which MNB is the parent.

(f)

None of MNB or any of the MNB Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC.  None of MNB or any MNB Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement.  None of MNB nor any of the MNB Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority.  MNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.  None of MNB or any of the MNB Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g)

None of MNB or any of the MNB Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing.  None of MNB or any MNB Subsidiary has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which MNB is the parent, or as a transferee or successor, by contract or otherwise.

(h)

None of MNB or any of the MNB Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(i)	No bad debt reserve of MNB or any of the MNB Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect.

MNB has not suffered any Material Adverse Effect since December 31, 2016.  Since December 31, 2016, MNB and the MNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 2.10 Contracts.

(a)

Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on MNB (i) none of MNB nor any of the MNB Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of MNB, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither MNB nor any of the MNB Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of MNB or any of the MNB Subsidiaries.

(b)

Except as described in MNB Disclosure Schedule 2.10, neither MNB nor any MNB Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of MNB or any MNB Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of MNB or any MNB Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of MNB or any MNB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by MNB or any MNB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MNB or any MNB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Fidelity; or (vi) any contract (other than this Agreement) limiting the freedom of any MNB Subsidiary to engage in any type of banking or bank-related business permissible under law.

(c)

True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to Fidelity on or before the date hereof, are listed on MNB Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither MNB nor any MNB Subsidiary (nor, to the Knowledge of MNB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to MNB.  Except as set forth in MNB Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement.  Except as set forth in MNB Disclosure Schedule 2.10,  no employee (including any officer) of MNB or any MNB Subsidiary who is a party to a written employment agreement with MNB or MNB Subsidiary possesses the right to terminate such employment agreement as a result of the execution of this Agreement. Except as set forth in MNB Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which MNB or any MNB Subsidiary is a party or under which MNB or any MNB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in MNB Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of MNB or any MNB Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires MNB or any MNB Subsidiary to provide a benefit in the form of MNB Common Stock or determined by reference to the value of MNB Common Stock.

Section 2.11 Ownership of Property; Insurance Coverage.

(a)

MNB and each of the MNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by MNB or any MNB Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the MNB Regulatory Reports and in the MNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a MNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the MNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in MNB Disclosure Schedule 2.11.  MNB and the MNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by MNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in MNB Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the MNB Financials.

(b)

With respect to all agreements pursuant to which MNB or any MNB Subsidiary has purchased securities subject to an agreement to resell, if any, MNB or such MNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)

A true and complete copy of each agreement pursuant to which MNB or any of the MNB Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered or made available to Fidelity and all such leases are listed on MNB Disclosure Schedule 2.11(c).  Assuming due authorization, execution and delivery by each Party thereto other than MNB or an MNB Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  There is not under any such Lease any material existing default by MNB or any of the MNB Subsidiaries or, to the Knowledge of MNB, any party thereto, or any event which with notice of lapse of time or both would constitute such a default.  The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in MNB Disclosure Schedule 2.06 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on MNB.

(d)

The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which MNB and the MNB Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on MNB.

(e)

A true and complete copy of each agreement pursuant to which MNB or any of the MNB Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to Fidelity.  Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  To the Knowledge of MNB, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on MNB.

(f)	MNB and the MNB Subsidiaries currently maintain insurance considered by MNB to be reasonable for their respective operations and similar in scope and coverage to that 28 maintained by other businesses similarly engaged.  Neither MNB nor any MNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on MNB Disclosure Schedule 2.11(f), there are presently no material claims pending under such policies of insurance and no notices have been given by MNB or any MNB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years MNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings.

Except as set forth in MNB Disclosure Schedule 2.12, neither MNB nor any MNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of MNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against MNB, any MNB Subsidiary or any MNB Subsidiary employee as an agent of MNB or any MNB Subsidiary, (ii) to which MNB or any MNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of MNB to perform under this Agreement in any material respect.  There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon MNB, any of the MNB Subsidiaries or the assets of MNB or any of the MNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on MNB.

Section 2.13 Compliance with Applicable Law.

(a)

Except as set forth on MNB Disclosure Schedule 2.13, each of MNB and each MNB Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither MNB nor any MNB Subsidiary has received any written notice to the contrary since January 1, 2014.

(b)

MNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on MNB.

(c)

Except as set forth on MNB Disclosure Schedule 2.13, since January 1, 2016, neither MNB nor any MNB Subsidiary has received any notification or communication from any Governmental Entity:  (i) asserting that MNB or any MNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to MNB or any MNB Subsidiary; (iii) requiring or threatening to require MNB or any MNB Subsidiary, or indicating that MNB or any MNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of MNB or any MNB Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MNB or any MNB Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on MNB , any MNB Subsidiary, or any directors of MNB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither MNB nor any MNB Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.

(a)

MNB has previously made available to Fidelity true and complete copies of all employee or director benefit plans which MNB, Merchants Bank or any MNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are listed in MNB Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of MNB, Merchants Bank or any MNB Subsidiary and any beneficiaries thereof or other person, or with respect to which MNB, Merchants Bank or any MNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the “MNB Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

(b)

Neither MNB, Merchants Bank, any MNB Subsidiary nor any pension plan maintained by MNB or any MNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to MNB, Merchants Bank, or MNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  Except as set forth in MNB Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any MNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which MNB or any of its ERISA Affiliates has any liability.  MNB has not provided nor is required to provide security to any plan maintained by MNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.  Neither MNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)

All MNB Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC.  All MNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)

To the Knowledge of MNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by MNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to MNB.

(e)

MNB and the MNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)

There are no current or pending or, to the Knowledge of MNB, threatened audits or investigations by any governmental entity involving any MNB Benefit Plan, and there are no current or pending or, to the Knowledge of MNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the MNB Benefit Plans), suits or proceedings involving any MNB Benefit Plan and, to the Knowledge of MNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	MNB and Merchants Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)

All contributions required to be made under the terms of any MNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on MNB’s consolidated financial statements to the extent required and in accordance with GAAP. MNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  To MNB’s Knowledge, except as set forth in MNB Disclosure Schedule 2.14,  neither any pension plan nor any single-employer plan of MNB nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither MNB nor an ERISA Affiliate has an outstanding funding waiver.

(i)

None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will, except as set forth in MNB Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of MNB, Merchants Bank, or MNB Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the MNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the MNB Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.

(j)

All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each MNB Benefit Plan. All required Tax Returns with respect to each MNB Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(k)

MNB does not maintain any MNB Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(l)

Except as set forth in MNB Disclosure Schedule 2.14, to the Knowledge of MNB, each MNB Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters.

MNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel MNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of MNB, threatened, nor is MNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.16 Brokers, Finders and Financial Advisors.

Except for MNB’s engagement of Olsen Palmer LLC in connection with the transactions contemplated by this Agreement, neither MNB nor any MNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in MNB Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the MNB Financials. MNB Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between MNB and Olsen Palmer LLC.

Section 2.17 Environmental Matters.

(a)

Neither MNB nor any MNB Subsidiary, nor any properties owned or occupied by MNB or any MNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or would reasonably be expected to result, in a Material Adverse Effect with respect to MNB.  There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of MNB threatened or any investigation pending relating to the liability of MNB or any MNB Subsidiary with respect to any property owned or operated by MNB or any MNB Subsidiary under any Environmental Law.

(b)

(i) No property, now or, to the Knowledge of MNB, formerly owned or operated by MNB or any MNB Subsidiary or on which MNB or any MNB Subsidiary holds or, to the Knowledge of MNB, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; and (ii) no property, formerly owned or operated by MNB or any MNB Subsidiary or on which MNB or any MNB Subsidiary previously held a mortgage or other security interest, was, at the time MNB or Merchants Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which is reasonably to be expected to lead to claims against MNB or any MNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)

(i) MNB and the MNB Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by MNB or any of the MNB Subsidiaries, or on any property in which MNB or any of the MNB Subsidiaries has held a security interest, lien or a fiduciary or management role (“MNB Loan Property”) that would reasonably be expected to result in a material Environmental Liability for MNB or the MNB Subsidiaries, (iii) to the Knowledge of MNB, no Contamination exists at any real property owned by a third party that would reasonably be expected to result in a material Environmental Liability for MNB or the MNB Subsidiaries, (iv) neither MNB nor any of the MNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither MNB nor any of the MNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of MNB or the MNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving MNB or any of the MNB Subsidiaries, on any currently or formerly owned or operated property, or any MNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against MNB or any of the MNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any MNB Loan Property, and (vii) MNB has listed in MNB Disclosure Schedule 2.17 and delivered to Fidelity copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to MNB, the MNB Subsidiaries and any Owned Properties, Leased Properties or MNB Loan Property (except, in the case of any MNB Loan Property, Phase I environmental site assessments which did not recommend the performance of a Phase II assessment), which were prepared in the last five (5) years, and, solely with respect to MNB Loan Properties, are material to MNB.

Section 2.18 Allowance for Loan Losses.

The allowances for loan losses reflected, and to be reflected, in the MNB Regulatory Reports and in the MNB Financials, and shown, and to be shown, on the balance sheets contained in the MNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither MNB nor Merchants Bank has been notified in writing by any state or federal bank regulatory agency that MNB’s reserves are inadequate or that the practices and policies of MNB in establishing its reserves for the years ended December 31, 2018, December 31, 2017 and the nine months ended September 30, 2019, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, MNB’s and Merchants Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 2.19 Related Party Transactions.

Neither MNB nor any MNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of MNB (except any MNB Subsidiary), except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features. Except as set forth in MNB Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of MNB is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither MNB nor Merchants Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Merchants Bank is inappropriate.

Section 2.20 Loans.

(a)

Each loan reflected as an asset in the MNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on MNB.

(b)

MNB Disclosure Schedule 2.20 sets forth a listing, as of September 30, 2019, by account, of: (i) all loans (including loan participations) of Merchants Bank or any other MNB Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Merchants Bank or any other MNB Subsidiary which have been terminated by Merchants Bank or any other MNB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Merchants Bank or any other MNB Subsidiary during the past twelve months of, or has asserted against Merchants Bank or any other MNB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Merchants Bank, each borrower, customer or other party which has given Merchants Bank or any other MNB Subsidiary any oral notification of, or orally asserted to or against Merchants Bank or any other MNB Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Merchants Bank or any MNB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  All loans of Merchants Bank have been classified in accordance with the loan policies and procedures of Merchants Bank.

(c)

All loans receivable (including discounts) and accrued interest entered on the books of MNB and the MNB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of MNB’s or the appropriate MNB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of MNB and the MNB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by MNB or the appropriate MNB Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d)

The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)

MNB Disclosure Schedule 2.20 sets forth, as of September 30, 2019, a schedule of all executive officers and directors of MNB who have outstanding loans from MNB or Merchants Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)	To the Knowledge of MNB, no shares of MNB Common Stock were purchased with the proceeds of a loan made by MNB or any MNB Subsidiary.

(g)

All loans owned by MNB or any MNB Subsidiary, or in which MNB or any MNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)

MNB and each MNB Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by MNB and each MNB Subsidiary are with full recourse to the borrowers, and neither MNB nor any MNB Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan.  To the Knowledge of MNB, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(i)

Each outstanding loan participation sold by MNB or any MNB Subsidiary was sold with the risk of non-payment  of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to MNB or any MNB Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 MNB Information.

(a)

The information relating to MNB and MNB Subsidiaries to be provided by MNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by Fidelity pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to Fidelity or the Fidelity Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)

The information, relating to MNB and MNB’s Subsidiaries to be provided by MNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”.

 Merchants Bank is “well capitalized” and to MNB’s Knowledge there has not been an event or occurrence since January 1, 2016 that could reasonably be expected to result in determination that Merchants Bank is not “well capitalized” as determined by the Bank Regulators.

Section 2.23 Investment Securities.

Except as set forth on MNB Disclosure Schedule 2.23, none of the investments reflected in the MNB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of MNB to freely dispose of the investments at any time.  All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on MNB.

Section 2.24 Equity Plans and Agreements.

Neither MNB nor any other MNB Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of MNB or any MNB Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in MNB or any other MNB Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in MNB Disclosure Schedule 2.24.  MNB Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.25 Tax Matters.

At the date hereof, MNB has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist, that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 2.26 Fairness Opinion.

The MNB board of directors has received a written opinion from Olsen Palmer LLC (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by shareholders of MNB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

Section 2.27 Intellectual Property.

(a)

MNB and each MNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of MNB’s or each of the MNB Subsidiaries’ business, and neither MNB nor any MNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. MNB and each MNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To MNB’s Knowledge, the conduct of the business of MNB and each MNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)

(i) MNB and each of the MNB Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all MNB intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) MNB’s and the MNB Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by MNB in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the MNB’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) MNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)

Merchants Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in MNB Disclosure Schedule 2.27(c) (“DP Contracts”).  A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to Fidelity.  Other than the DP Contracts, MNB has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.28 State Takeover Statutes.

The adoption and approval by the board of MNB of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render, inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of any potentially applicable articles of MNB’s articles of incorporation.

Section 2.29 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.

Merchants Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder.  Except as would not have a Material Adverse Effect on MNB, Merchants Bank and the Merchants Bank Subsidiaries, taken as a whole, Merchants Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 2.30 Quality of Representations.

Except for the representations and warranties contained in this Article II, neither MNB, any MNB Subsidiary nor any other Person on behalf of MNB or any MNB Subsidiary makes any other express or implied representation or warranty with respect to MNB or any MNB Subsidiary or with respect to any other information provided to Fidelity or any Fidelity Subsidiary in connection with the transactions contemplated hereunder.  Neither MNB, any MNB Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to Fidelity or any Fidelity Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II.  Fidelity and Fidelity Bank acknowledge that neither MNB nor any MNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIDELITY AND FIDELITY BANK

Fidelity and Fidelity Bank represent and warrant to MNB and Merchants Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Fidelity Disclosure Schedule delivered by Fidelity and Fidelity Bank to MNB and Merchants Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date.  Fidelity and Fidelity Bank have made a good faith effort to ensure that the disclosure on each schedule of the Fidelity Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Fidelity Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Standard.

 No representation or warranty of Fidelity and Fidelity Bank contained in this Article III shall be deemed untrue or incorrect, and Fidelity and Fidelity Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization.

(a)	Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fidelity is a bank holding company duly 40 registered under the BHCA. Fidelity has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Fidelity is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of  the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on Fidelity.

(b)

Fidelity Bank is a Pennsylvania state-chartered bank and trust company and is regulated by the FDIC and the PDS.  Fidelity is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Fidelity Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)

There are no Fidelity Subsidiaries other than Fidelity Bank, and those identified on Fidelity Disclosure Schedule 3.02. Each of Fidelity’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Fidelity or Fidelity Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fidelity.  The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Fidelity, copies of which have been made available to MNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)

The respective minute books of Fidelity and Fidelity Bank and each other Fidelity Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Fidelity and each such Fidelity Subsidiary.

(e)

Prior to the date of this Agreement, Fidelity has delivered to MNB true and correct copies of the articles of incorporation and bylaws of Fidelity and the articles of incorporation and bylaws of Fidelity Bank, each as in effect on the date hereof.

(f)	Fidelity Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Capitalization.

(a)

As of the date of this Agreement, the authorized capital stock of Fidelity consists of fifteen million (15,000,000) shares of without par value divided into (i) ten million (10,000,000) shares common stock, no par value (“Fidelity Common Stock”), of which three million seven hundred eighty-one thousand five hundred (3,781,500) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and (ii) five million (5,000,000) shares of preferred stock, no par value (“Fidelity Preferred Stock”), of which no shares are outstanding. There are no shares of Fidelity Common Stock held by Fidelity as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Fidelity’s shareholders may vote has been issued by Fidelity and are outstanding.  Except as disclosed in Fidelity Disclosure Schedule 3.03(a), neither Fidelity nor any Fidelity Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Fidelity Common Stock, or any other security of Fidelity or any securities representing the right to vote, purchase or otherwise receive any shares of Fidelity Common Stock or any other security of Fidelity.

(b)

The authorized capital stock of Fidelity Bank consists of five million (5,000,000) shares of common stock, par value of $1.5625 per share (“Fidelity Bank Common Stock”), of which five million (5,000,000) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by Fidelity.  Except as set forth on Fidelity  Disclosure Schedule 3.03, neither Fidelity Bank nor any Fidelity Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Fidelity Subsidiary or any other security of any Fidelity Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Fidelity Subsidiary. Except as set forth in Fidelity Disclosure Schedule 3.03, Fidelity and Fidelity Bank owns all of the outstanding shares of capital stock of each Fidelity Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)

Except as set forth in Fidelity Disclosure Schedule 3.03, neither (i) Fidelity, nor (ii) any other Fidelity Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Fidelity, Fidelity Bank and Fidelity Subsidiaries, equity interests held by Fidelity Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Fidelity Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Fidelity or Fidelity Bank with respect to any other company’s capital stock or the equity of any other person.

Section 3.04 Authority; No Violation.

(a)

Fidelity has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules (the “Fidelity Shareholder Approval”), to consummate the transactions contemplated hereby. Fidelity Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger.  The execution and delivery of this Agreement by Fidelity and the completion by Fidelity of the transactions contemplated hereby have been duly and validly approved by the board of directors of Fidelity. Except for Fidelity Shareholder Approval as required under the PAC, Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, no other corporate proceedings on the part of Fidelity are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fidelity and, subject to (i) Fidelity Shareholder Approval as required and under the PAC, and Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, (ii) approval and adoption by Fidelity as the sole shareholder of Fidelity Bank, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, (iv) the due and valid execution and delivery of this Agreement by MNB, (v) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement, and the declaration of effectiveness of the Registration Statement, (vi) the filing of a Statement of Merger with, and its acceptance for record by, the PDS pursuant to the ETL and the filings required by the PDB for the Bank Merger, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fidelity Common Stock pursuant to this Agreement, and (viii) approval of the listing on NASDAQ of such shares of Fidelity Common Stock issuable in the Merger, constitutes the valid and binding obligation of Fidelity enforceable against Fidelity in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Fidelity Bank subject to the execution and delivery of the Bank Plan of Merger by Merchants Bank, will constitute the valid and binding obligation of Fidelity Bank, enforceable against Fidelity Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)

The execution and delivery of this Agreement by Fidelity subject to, (i) the execution and delivery of the Bank Plan of Merger by Fidelity Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and MNB’s and Fidelity’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, (iv) compliance by Fidelity with any of the terms or provisions hereof, and (v)

making the filings listed in Section 3.04(a) will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of Fidelity or any Fidelity Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fidelity or any Fidelity Subsidiary or any of their respective properties or assets; or (C) except as set forth on Fidelity Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fidelity or any Fidelity Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Fidelity or any Fidelity Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on Fidelity or any Fidelity Subsidiary.

Section 3.05 Consents.

Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) Fidelity Shareholder Approval and approval by the Fidelity board of directors, (c) the approval and adoption of the Bank Plan of Merger by Fidelity as sole shareholder of Fidelity Bank under applicable law, and (d) except as disclosed in Fidelity Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by Fidelity, or the Bank Plan of Merger by Fidelity Bank, and (ii) the completion by Fidelity of the transactions contemplated hereby or by Fidelity Bank of the Bank Merger. As of the date hereof, Fidelity and Fidelity Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Fidelity or Fidelity Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.06 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)

Fidelity has previously made available to MNB the Fidelity Regulatory Reports through June 30, 2019.  Except as set forth on Fidelity Disclosure Schedule 3.06, the Fidelity Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Fidelity or Fidelity Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)

Fidelity has previously delivered to MNB the Fidelity Financials as of the date hereof and will deliver all the Fidelity Financials after the date hereof.  Except as set forth on Fidelity Disclosure Schedule 3.06, the Fidelity Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Fidelity as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)

At the date of each balance sheet included in the Fidelity Financials or Fidelity Regulatory Reports, neither Fidelity nor Fidelity Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fidelity Financials or Fidelity Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Fidelity or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)

Except as set forth on Fidelity Disclosure Schedule 3.06, the records, systems, controls, data and information of Fidelity and the Fidelity Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fidelity or any Fidelity Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d).  Fidelity (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to Fidelity, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Fidelity, including its consolidated Fidelity Subsidiaries, is made known to the chief executive officer and the controller of Fidelity by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Fidelity’s outside auditors and the audit committee of Fidelity’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Fidelity’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fidelity’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to Fidelity’s auditors and audit committee and a copy has previously been made available to MNB.

(e)

Except as set forth in the Fidelity Disclosure Schedule 3.06, since December 31, 2016, each of Fidelity and the Fidelity Subsidiaries have timely filed all Fidelity Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith.  There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Fidelity or any of the Fidelity Subsidiaries.  Fidelity has made available to Merchants Bank the Fidelity Regulatory Reports and the Fidelity Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(f)

Since December 31, 2016, (i) neither Fidelity nor any of the Fidelity Subsidiaries nor, to the Knowledge of Fidelity, Fidelity Bank, any director, officer, employee, auditor, accountant or representative of Fidelity or any of the Fidelity Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fidelity or any of the Fidelity Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fidelity or any of the Fidelity Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Fidelity or any of the Fidelity Subsidiaries, whether or not employed by Fidelity or any of the Fidelity Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by Fidelity or Fidelity Bank, or any of their respective officers, directors, employees or agents to the boards of directors of Fidelity or Fidelity Bank or any committee thereof or to any director or officer of Fidelity or Fidelity Bank.

(g)

No agreement pursuant to which any loans or other assets have been or shall be sold by Fidelity or the Fidelity Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Fidelity or the Fidelity Subsidiaries, to cause Fidelity or the Fidelity Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Fidelity or the Fidelity Subsidiaries, and there has been no agreement.  The Fidelity Regulatory Reports have disclosed, since December 31, 2018, any cash, stock or other dividend or any other distribution with respect to the capital stock of Fidelity that has been declared, set aside or paid.

Section 3.07 Taxes.

(a)

All income and other material or material in the aggregate Tax Returns required to have been filed by Fidelity and the Fidelity Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects.  All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 3.07(a) due and payable by Fidelity and the Fidelity Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)

There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Fidelity or any of the Fidelity Subsidiaries in respect of Taxes.  Except as set forth in Fidelity Disclosure Schedule 3.07, neither Fidelity nor any of the Fidelity Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed.  No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Fidelity or the Fidelity Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of Fidelity with respect to Taxes other than for Taxes not yet due and payable.

(c)

Each of Fidelity and the Fidelity Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)

Fidelity Disclosure Schedule 3.07 lists all Tax Returns filed by Fidelity or the Fidelity Subsidiaries for taxable periods ended on or after December 31, 2016 that have been or are currently the subject of audit.  Except as set forth on Fidelity Disclosure Schedule 3.07, neither Fidelity nor any of the Fidelity Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

Section 3.08 Legal Proceedings.

Except as set forth in Fidelity Disclosure Schedule 3.08, neither Fidelity nor any Fidelity Subsidiary is a party to any, and there are no pending or, to the Knowledge of Fidelity, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against Fidelity, any Fidelity Subsidiary or any Fidelity Subsidiary employee as an agent of Fidelity or any Fidelity Subsidiary, (ii) to which Fidelity or any Fidelity Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Fidelity to perform under this Agreement in any material respect.  There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon Fidelity, any of the Fidelity Subsidiaries or the assets of Fidelity or any of the Fidelity Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on Fidelity.

Section 3.09 No Material Adverse Effect. Except as set forth in Fidelity Disclosure Schedule 3.09, Fidelity has not suffered any Material Adverse Effect since December 31, 2018.  Since December 31, 2018, Fidelity and the Fidelity Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 3.10 Ownership of Property; Insurance Coverage.

(a)

Fidelity and each of the Fidelity Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Fidelity or any Fidelity Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fidelity Regulatory Reports and in the Fidelity Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Fidelity Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Fidelity Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Fidelity Disclosure Schedule 3.10.  Fidelity and the Fidelity Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Fidelity and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Fidelity Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Fidelity Financials.

(b)

Fidelity and the Fidelity Subsidiaries currently maintain insurance considered by Fidelity to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither Fidelity nor any Fidelity Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by Fidelity or any Fidelity Subsidiary under such policies.

Section 3.11 Compliance with Applicable Law.

(a)

Each of Fidelity and each Fidelity Subsidiary is, and since January 1, 2016 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Fidelity nor any Fidelity Subsidiary has received any written notice to the contrary since January 1, 2016.

(b)

Fidelity and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Fidelity.

(c)

Except as disclosed on Fidelity Disclosure Schedule 3.11, since January 1, 2016, neither Fidelity nor any Fidelity Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that Fidelity or any Fidelity Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Fidelity or any Fidelity Subsidiary; (iii) requiring or threatening to require Fidelity or any Fidelity Subsidiary, or indicating that Fidelity or any Fidelity Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Fidelity or any Fidelity Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Fidelity or any Fidelity Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Fidelity nor any Fidelity Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on Fidelity Disclosure Schedule 3.11.

Section 3.12 Employee and Director Benefit Plans.

(a)

Fidelity Disclosure Schedule 3.12 sets forth all employee or director benefit plans which Fidelity, Fidelity Bank or any Fidelity Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of Fidelity, Fidelity Bank or any Fidelity Subsidiary and any beneficiaries thereof or other person, or with respect to which Fidelity, Fidelity Bank or any Fidelity Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Fidelity Benefit Plans”).

(b)

Neither Fidelity, Fidelity Bank, any Fidelity Subsidiary nor any pension plan maintained by Fidelity or any Fidelity Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Fidelity, Fidelity Bank, or any Fidelity Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  Except as set forth in Fidelity Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any Fidelity Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Fidelity or any of its ERISA Affiliates has any liability.  Fidelity has not provided nor is required to provide security to any plan maintained by Fidelity or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.  Neither Fidelity nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)

All Fidelity Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC.  Except as set forth in Fidelity Disclosure Schedule 3.12, all Fidelity Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)

To the Knowledge of Fidelity, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Fidelity or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Fidelity.

(e)

Fidelity and the Fidelity Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)

There are no current or pending or, to the Knowledge of Fidelity, threatened audits or investigations by any governmental entity involving any Fidelity Benefit Plan, and there are no current or pending or, to the Knowledge of Fidelity, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Fidelity Benefit Plans), suits or proceedings involving any Fidelity Benefit Plan and, to the Knowledge of Fidelity, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	Fidelity has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)

All contributions required to be made under the terms of any Fidelity Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Fidelity’s consolidated financial statements to the extent required and in accordance with GAAP. Fidelity has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  To Fidelity’s Knowledge, neither any pension plan nor any single-employer plan of Fidelity nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Fidelity nor an ERISA Affiliate has an outstanding funding waiver.

Section 3.13 Labor Matters.

Fidelity is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Fidelity the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Fidelity to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Fidelity, threatened, nor is Fidelity aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors.

Except for Fidelity’s engagement of Commonwealth Advisors, Inc. in connection with the transactions contemplated by this Agreement, neither Fidelity nor any Fidelity Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Fidelity Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Fidelity Financials.  Fidelity Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters between Fidelity and Commonwealth Advisors, Inc.

Section 3.15 Environmental Matters.

(a)	Neither Fidelity nor any Fidelity Subsidiary, nor any properties owned or occupied by Fidelity or any Fidelity Subsidiary is or has been in violation of or liable under any 51

Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Fidelity.  There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of Fidelity threatened or any investigation pending relating to the liability of Fidelity or any Fidelity Subsidiary with respect to any property owned or operated by Fidelity or any Fidelity Subsidiary under any Environmental Law.

(b)

No property, now or, to the Knowledge of Fidelity, formerly owned or operated by Fidelity or any Fidelity Subsidiary or on which Fidelity or any Fidelity Subsidiary holds or, to the Knowledge of Fidelity, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Fidelity or any Fidelity Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)

(i) Fidelity and the Fidelity Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by Fidelity or any of the Fidelity Subsidiaries, or on any property in which Fidelity or any of the Fidelity Subsidiaries has held a security interest, lien or a fiduciary or management role (“Fidelity Loan Property”) that would reasonably be likely to result in a material Environmental Liability for Fidelity or the Fidelity Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for Fidelity or the Fidelity Subsidiaries, (iv) neither Fidelity nor any of the Fidelity Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither Fidelity nor any of the Fidelity Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of Fidelity or the Fidelity Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Fidelity or any of the Fidelity Subsidiaries, on any currently or formerly owned or operated property, or any Fidelity Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Fidelity or any of the Fidelity Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Fidelity Loan Property, and (vii) Fidelity has listed in Fidelity Disclosure Schedule 3.15 and made available to MNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to Fidelity, the Fidelity Subsidiaries and any owned properties, leased properties or Fidelity Loan Property, which were prepared in the last five (5) years, and, solely with respect to Fidelity Loan Properties, are material to Fidelity.

Section 3.16 Related Party Transactions.

Neither Fidelity nor any Fidelity Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Fidelity (except any Fidelity Subsidiary), except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features. Except as set forth in Fidelity Disclosure Schedule 3.16, no loan or credit accommodation to any Affiliate of Fidelity is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Fidelity nor Fidelity Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Fidelity Bank is inappropriate.

Section 3.17 Loans.

(a)

Each loan reflected as an asset in the Fidelity Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Fidelity.

(b)

The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(c)

All loans owned by Fidelity or any Fidelity Subsidiary, or in which Fidelity or any Fidelity Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 3.18 Deposit Liabilities.

(a)

The Deposit Liabilities of Fidelity Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Fidelity Bank is authorized to hold the Deposit Liabilities.  Except for such liens as set forth on the Fidelity Disclosure Schedule 3.18, the Deposit Liabilities of Fidelity Bank are not subject to any lien, including without limitation any liens in favor of Fidelity Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)

All of the Deposit Liabilities of Fidelity Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations.  The Deposit Liabilities of Fidelity Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with Fidelity Bank’s policies and procedures. No Deposit Liabilities of Fidelity Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Fidelity Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	Fidelity Bank has properly accrued interest on the Deposit Liabilities of Fidelity Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)

None of the Deposit Liabilities of Fidelity Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Fidelity Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  None of the Deposit Liabilities of Fidelity Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(e)

With respect to the Deposit Liabilities of Fidelity Bank, Fidelity Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Merchants Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

Section 3.19 Allowance for Loan Losses.

The allowances for loan losses reflected, and to be reflected, in the Fidelity Regulatory Reports and Fidelity Financials, and shown, and to be shown, on the balance sheets contained in the Fidelity Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither Fidelity nor Fidelity Bank has been notified in writing by any state or federal bank regulatory agency that Fidelity’s reserves are inadequate or that the practices and policies of Fidelity in establishing its reserves for the years ended December 31, 2018, December 31, 2017 and the nine months ended September  30, 2019, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, Fidelity’s and Fidelity Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 3.20 Fidelity Information.

(a)

The information relating to Fidelity and Fidelity Subsidiaries to be provided by Fidelity in the Proxy Statement/Prospectus, the Registration Statement, any filing by Fidelity pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to MNB or the MNB Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)

The information, relating to Fidelity and Fidelity’s Subsidiaries to be provided by Fidelity for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.21 “Well Capitalized”.

 Fidelity Bank is “well capitalized” and to Fidelity’s Knowledge there has not been an event or occurrence since January 1, 2019 that could reasonably be expected to result in determination that Fidelity Bank is not “well capitalized” as determined by the Bank Regulators.

Section 3.22 Intellectual Property.

 (a) Fidelity and each Fidelity Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Fidelity’s or each of the Fidelity Subsidiaries’ business, and neither Fidelity nor any Fidelity Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Fidelity and each Fidelity Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Fidelity’s Knowledge, the conduct of the business of Fidelity and each Fidelity Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)(i) Fidelity and each of the Fidelity Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Fidelity intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) Fidelity’s and the Fidelity Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Fidelity in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to Fidelity’s Knowledge, no Person has gained unauthorized access to the IT Assets  and (iv) Fidelity has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.23 Financing.

As required by this Agreement, three (3) days prior to the Closing Date, Fidelity will have available cash sufficient to pay the amounts required to be paid to MNB shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

Section 3.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.

Fidelity Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder.  Except as would not be material to Fidelity Bank and the Fidelity Bank Subsidiaries, taken as a whole, Fidelity Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.25 Tax Matters.

At the date hereof, Fidelity has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.  Neither Fidelity, Fidelity Bank, nor any member of a Relevant Group, has any plan or intention to reacquire any of the Fidelity Common Stock issued in the Merger (except as may be reacquired in the course of Fidelity’s regular historic reacquisitions of Fidelity Common Stock).  Fidelity plans to continue the historic business of MNB and Merchants Bank.

Section 3.26 Fairness Opinion.

Fidelity has received a written opinion from Commonwealth Advisors, Inc., to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to Fidelity.

Section 3.27 Securities Documents.

The Securities Documents filed and to be filed by Fidelity under the Exchange Act at any time since December 31, 2017, comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Fidelity Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Fidelity has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Securities Documents.

Section 3.28 Quality of Representations.

Except for the representations and warranties contained in this Article III, neither Fidelity, any Fidelity Subsidiary nor any other Person on behalf of Fidelity or any Fidelity Subsidiary makes any other express or implied representation or warranty with respect to Fidelity or any Fidelity Subsidiary or with respect to any other information provided to MNB or any MNB Subsidiary in connection with the transactions contemplated hereunder.  Neither Fidelity nor any other Person will have or be subject to any liability or indemnification obligation to MNB or any MNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.  MNB and Merchants Bank acknowledge that neither Fidelity nor any Fidelity Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.01 Conduct of MNB’s Business.

(a)

From the date of this Agreement to the Closing Date, MNB and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Fidelity.  MNB will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b)

From the date hereof to the Closing Date, except as otherwise consented to or approved by Fidelity in writing, which consent or approval consideration shall be undertaken and communicated by Fidelity in a commercially reasonable manner, or as permitted, or required, by this Agreement, MNB will not, and will not permit any Subsidiary to:

(i)	amend or change any provision of its articles of incorporation or bylaws;

(ii)	sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities;

(iii)	issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any 57 securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

(iv)

declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (a) in accordance with applicable law, regulation and rules, MNB’s board of directors may declare and cause MNB to pay a quarterly cash dividend not to exceed $0.22 per share of common stock and (b) Merchants Bank or any other MNB Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by MNB of (x) a quarterly cash dividend to MNB’s shareholders in accordance with this Section 4.01(b)(iv); and (y) interest on MNB debt in place as of the date hereof and any additional draws, rollovers or renewals not in excess of principal amounts as of the date hereof;

(v)

except in connection with the payment of retention payments in accordance with the provisions of Section 4.24,  the raises and bonus payments permissible under Section 4.01(b)(vi) or as otherwise permitted in this Agreement,  grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control”, “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with MNB or any MNB Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any MNB Benefit Plan existing as of the date hereof and as disclosed on MNB Disclosure Schedule 4.01(b);

(vi)

increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that MNB or any MNB Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons as authorized in Section 4.24 or in such other amounts as mutually agreed to with Fidelity and Fidelity Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 3.00% of current salaries and wages in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $350,000.00 in the aggregate.

(vii)

merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)

except as disclosed on MNB Disclosure Schedule 4.01(b)(viii),  sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than (A) transactions in the ordinary course of business consistent with past practice, (B) liens in favor of the Federal Home Loan Bank of Pittsburgh, and (C) transactions involving investment securities, that do not exceed $100,000.00 in the aggregate; or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to Fidelity on the same terms it would offer such Loan or interest in a Loan to a third party;

(ix)

take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(x)	change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

(xi)

waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party , except for modifications to loan documents in the ordinary course of the commercial lending activity of Merchants Bank;

(xii)

implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, except as may be required by law or regulation;

(xiii)	materially amend any existing MNB Benefit Plan, except in accordance with this Agreement or as required by law or regulation;

(xiv)	materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct 59 its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and Merchants Bank lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

(xv)

enter into, renew, extend or modify any transaction with any Affiliate, other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Merchants Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with Regulation O;

(xvi)	change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the Merchants Bank policies;

(xvii)	enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(xviii)

except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on MNB Disclosure Schedule 4.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement.

(xix)	make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

(xx)

enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or June 30, 2020, except as in the ordinary course of MNB’s or Merchant Bank’s business;

(xxi)

enter into, grant, approve or extend any new loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which would cause the loans to any borrower to exceed, in the aggregate, two million dollars ($2,000,000.00) or (b) which is not in accordance with applicable law, regulations, and Merchants Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;  provided, however, that Merchants Bank shall be authorized to renew or to make reasonable modifications to any credit facility in excess of two million dollars ($2,000,000.00) which is outstanding as of the date of this Agreement which is rated as “pass” or higher, following reasonable notice to Fidelity Bank;

(xxii)

take any action or knowingly failing to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of IRC;

(xxiii)

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than MNB or any MNB Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of MNB or any of the MNB Subsidiaries or successors from terminating or pre-paying such facilities, (5) relate to the issuance of standby letters of credit in the ordinary course of Merchant Bank’s business, and (6) do not contain financial terms materially less advantageous than existing credit facilities, (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice and (D) borrowings having maturities of less than one year from the Federal Home Loan Bank of Pittsburgh made in the ordinary course of business.

(xxiv)	make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(xxv)	incur any capital expenditures in excess of $75,000.00 individually or $150,000.00 in the aggregate;

(xxvi)

pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding in which MNB or Merchants Bank is a defendant, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by MNB or the MNB Subsidiaries (taking into account applicable insurance) not in excess of $75,000.00 individually or $200,000.00 in the aggregate;

(xxvii)

issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of Fidelity (which approval will not be unreasonably delayed or withheld);

(xxviii)

take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

(xxix)	purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of MNB as in effect as of the date hereof consistent with past practice;

(xxx)

convert the data processing and related information and/or accounting systems of MNB or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(xxxi)	agree to do any of the foregoing.

Section 4.02 Conduct of Fidelity’s and Fidelity Bank’s Business.

Except as expressly permitted by this Agreement or with the prior approval of MNB and Merchants Bank, during the period from the date of this Agreement to the Effective Time, Fidelity shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article V not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) issue any broadly distributed communication regarding the Merger to the employees of MNB or Merchants Bank, including general communications relating to benefits and compensation, or to customers of MNB or Merchants Bank without the prior approval of MNB (which approval will not be unreasonably delayed or withheld); (vi) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or (vii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.02.

Section 4.03 Access; Confidentiality.

(a)

From the date of this Agreement through the Closing Date, to the extent permitted by law, each of MNB and Fidelity shall afford to, and shall cause each of its respective Subsidiaries to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and each of MNB and Fidelity will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)

Each of MNB and Fidelity agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party. Neither MNB nor Fidelity shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)

Each of MNB and Fidelity shall promptly inform the other party upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of MNB, Fidelity, or any of their respective Subsidiaries under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

(d)

Except as specifically set forth herein, MNB and Fidelity mutually agree to be bound by the terms of the Confidentiality Agreement, which Confidentiality Agreement is hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding any termination of this Agreement.

Section 4.04 Regulatory Matters and Consents.

(a)

For the purposes of (x) registering Fidelity Common Stock to be offered to holders of MNB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the MNB shareholder meeting and Fidelity shareholder meeting, Fidelity shall, as promptly as reasonably practicable, prepare the Registration Statement, and Fidelity and MNB shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act.  Fidelity and MNB shall obtain MNB Financial Statements and Fidelity Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement.  The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof.  Fidelity and MNB shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and MNB and Fidelity shall thereafter promptly mail the Proxy Statement/Prospectus to their respective shareholders and shareholders.  Fidelity and MNB shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

(b)

Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement.  Fidelity and MNB agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of MNB Common Stock and Fidelity Common Stock entitled to vote at their respective shareholders and shareholders meetings at the earliest practicable time.

(c)

Fidelity and MNB shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and Fidelity shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

(d)

In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 4.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, as soon as practicable, all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Fidelity and MNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Fidelity and MNB, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)

Notwithstanding anything to the contrary in Section 4.04(d), in no event shall Fidelity and MNB be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on Fidelity and MNB (any of which, a “Materially Burdensome Regulatory Condition”).

(f)

Fidelity and MNB will use their commercially reasonable best efforts to ensure that the information relating to Fidelity and MNB that is provided by Fidelity and MNB, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.05 Taking of Necessary Action.

Fidelity and MNB shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of customary opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 4.06 Indemnification; Insurance.

(a)

Indemnification.  For a period of six (6) years after the Effective Time, Fidelity shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of MNB and/or Merchants Bank (each, an “Indemnified Party”) against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time, under Fidelity’s articles of incorporation and bylaws.  Provided, however, (i) Fidelity shall not be required to indemnify an Indemnified Party against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, or for any liabilities, costs (except for expenses, including attorney fees, which are legally permissible for Fidelity to advance in accordance with subparagraph (ii) hereof), fines, or penalties relating to or in connection with any Regulatory Agreement entered into prior to the date of this Agreement, and (ii) if the Indemnified Party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to Fidelity such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, Fidelity shall advance expenses to the fullest extent permitted in accordance with its Articles and Bylaws.

(b)

Insurance. Fidelity shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the MNB directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the MNB insurance policies for a period of six (6) years after the Effective Time; provided, however, that Fidelity shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)

Assumption. In the event that at or after the Effective Time, Fidelity or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.06.

(d)

Enforcement. The provisions of this Section 4.06 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 4.07 No Other Bids and Related Matters.

So long as this Agreement remains in effect, MNB shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than Fidelity or an Affiliate of Fidelity) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. MNB will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Fidelity and the Fidelity Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.07. MNB will notify Fidelity orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued.  Notwithstanding the foregoing, the board of directors of MNB may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the MNB Board of Directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties.  Nothing contained in this Agreement shall prevent MNB from complying with its obligation to pay the termination fee provided in Section 7.01.

Section 4.08 Duty to Advise; Duty to Update Disclosure Schedule.

Each of Fidelity and MNB shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. Fidelity and MNB shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(d) or 5.02(d).

Section 4.09 Current Information.

During the period from the date of this Agreement to the Effective Time, MNB and Fidelity shall, cause one or more of its designated representatives to confer on a weekly or such other basis with a representative of the other party, as mutually determined, regarding their respective representations to each other regarding their financial conditions, operations and business and matters relating to the completion of the transactions contemplated hereby.

Section 4.10 Phase I Environmental Audit.

MNB shall permit Fidelity to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by MNB or any of its Subsidiaries on the date hereof, provided that Fidelity or its designated contractor conducts such Phase I Environmental Audit in a manner which so as not to interfere unreasonably with normal operations and customer and employee relationships of MNB or any of its Subsidiaries.

Section 4.11 Shareholders and Shareholders Meetings.

(a)

MNB and Fidelity shall promptly take all actions necessary to properly call, convene and hold special meetings of their respective shareholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon, in the case of MNB, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and, in the case of Fidelity, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and a proposal to approve the issuance of Fidelity Common Stock to be issued in this transaction  under the NASDAQ Listing Agreement and Listing Rules.

(b)

The MNB board of directors will recommend that the shareholders of MNB approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to Fidelity hereto such favorable recommendation; provided, however, that the board of directors of MNB may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

(c)

The Fidelity board of directors will recommend that the shareholders of Fidelity approve and adopt this Agreement and the transactions contemplated hereby and approve the issuance of Fidelity Common Stock to be issued in this transaction under the NASDAQ Listing Agreement and Listing Rules, and will not withdraw, modify or change in any manner adverse to MNB hereto such favorable recommendation.

(d)

Each of MNB and Fidelity may postpone or adjourn its respective shareholders meeting to the extent it reasonably believes it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a shareholder or shareholder vote on this Agreement and the Merger.

Section 4.12 Public Announcements.

Each of Fidelity and MNB shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

Section 4.13 Maintenance of Insurance.

From the date hereof until the Effective Time, Fidelity and MNB shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 4.14 Maintenance of Books and Records.

From the date hereof until the Effective Time, Fidelity and MNB shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 4.15 Taxes.

Fidelity and MNB shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due.  All agreements or arrangements the principal purpose of which is Tax sharing or allocation among MNB and its Subsidiaries, shall be terminated as of the Effective Time.

Section 4.16 Employee Benefits.

(a)

Fidelity or its Subsidiaries shall: (i) provide MNB’s and Merchants Bank’s employees who become employees of Fidelity or its Subsidiaries credit for all years of service with MNB or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by MNB and Merchants Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of Fidelity after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. Fidelity and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of MNB’s and Merchant Bank’s current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). At such time as employees of MNB and the MNB Subsidiaries become eligible to participate in the benefit plans of Fidelity, Fidelity shall, to the extent available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable benefit plans of Fidelity and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous MNB Benefit Plan prior to the Effective Time.

(b)

MNB or its Subsidiary shall fully fund, amend, freeze, merge or terminate any MNB Benefit Plan effective before the Effective Time at the request of Fidelity, provided any such action shall be in compliance with applicable laws. Fidelity agrees that if the 401(k) plan maintain by MNB or Merchants Bank (the “MNB 401(k) plan”) shall be terminated pursuant to Fidelity’s request and if permitted by law, regulation and the Fidelity 401(k) plan, and there is no material adverse financial impact to Fidelity or Fidelity 401(k) plan participants: (i) participants in the MNB 401(k) plan shall become 100% vested in all benefits thereunder; (ii) as soon as administratively practicable following the Effective Time and in accordance with ERISA and the IRC, Fidelity shall cause the account balances in the MNB 401(k) Plan to be either distributed to the participants in the MNB 401(k) Plan and/or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, and (iii) Fidelity shall take all other actions necessary and proper in order to implement the termination of the MNB 401(k) Plan and related trust. If permitted by law, regulation, and the Fidelity 401(k) plan, Fidelity agrees to permit participants in the MNB 401(k) Plan to roll over their account balances in the MNB 401(k) Plan to the Fidelity 401(k) Plan if they become employees of Fidelity, and to the extent permitted by ERISA, the IRC and the terms of the Fidelity 401(k) plan, permit outstanding loans under the MNB 401(k) plan to remain outstanding under the Fidelity 401(k) plan and subject to current repayment schedules.

(c)

Except as provided on MNB Disclosure Schedule 4.16(c),  Fidelity agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of MNB or any MNB Subsidiary which is not used by such employee prior to the Effective Time, shall, in the case of employees of MNB or any MNB Subsidiary who become employees of Fidelity or any Fidelity Subsidiary following the Effective Time, be rolled over and available for use by such employees during such employees’ service with Fidelity as paid time off (“PTO”);  provided that (i) such employees shall not be authorized to use or, unless their employments are terminated by Fidelity without cause, be reimbursed for accrued PTO prior to the date on which system conversion occurs without the consent of Fidelity and (ii) Fidelity shall reimburse such employees for any accrued PTO which such employees have not used prior to any termination of their employments, to the same extent as MNB or Merchants Bank would have reimbursed such employees had their employments ended while they were employed by MNB or Merchants Bank.

(d)

Nothing in this Section 4.16, express or implied shall require Fidelity to maintain any specific benefit plan of MNB or to guarantee employment of any employee for any period of time after the Effective Time.

Section 4.17 System Conversion.

MNB shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with Fidelity.

Section 4.18 Fidelity and Fidelity Bank Board.

(a)

Fidelity Board.  No later than seven (7) days prior to the initial filing date of the Registration Statement by Fidelity with the SEC, Fidelity shall take all action  necessary to (a) cause its board of directors to be increased by two members, effective as of the Effective Time, and (b) elect or appoint, effective as of the Effective Time, Richard M. Hotchkiss and one additional person who is an MNB shareholder who shall be mutually agreed upon by Fidelity and MNB (collectively the “MNB Nominees”) to serve as Class C and Class A directors of Fidelity, respectively. Fidelity and MNB shall ensure that the MNB Nominees (a) are approved by Fidelity Board of Directors, such approval not to be unreasonably withheld or delayed, (b) meet the requirements of  Fidelity’s Amended and Restated Articles of Incorporation and bylaws, (c) meet the eligibility requirements for a director of Fidelity or requirements of any Regulatory Authority relating to Fidelity, and  (d) meet any NASDAQ listing and independence requirements. Such MNB Nominees shall have agreed to execute any consent required to be filed with the Registration Statement.  On the Closing Date, the MNB Nominees shall be appointed as a directors of Fidelity, effective as of immediately following the Effective Time, to hold office until his/her successor is elected and qualified or other in accordance with applicable law and Fidelity Amended and Restated Articles of Incorporation and Bylaws. If the MNB Nominees initially named shall not be eligible to serve in accordance with this Section 4.18(a), choose not to serve or is unable to serve, then MNB and Fidelity shall mutually agree upon another person meeting the requirements of this Section 4.18(a) to be the MNB Nominees.

(b)

Fidelity Bank Board.  On the Closing Date, the MNB Nominees approved by Fidelity’s Board of Directors and subject to (a) compliance with the Fidelity Bank’s Amended and Restated Articles of Incorporation and bylaws, (b) such Persons meeting the eligibility requirements for a director of Fidelity Bank or any Regulatory Authority relating to Fidelity and Fidelity Bank, (c) approval of such Persons by Fidelity (which approval will not be unreasonably withheld or delayed), and (d) such Persons meeting any NASDAQ listing and independent requirements, shall be appointed as directors of Fidelity Bank, effective as of immediately after the Effective Time, to hold office until their successors are elected and qualified or otherwise in accordance with applicable law, and Fidelity Bank’s Amended and Restated Articles of Incorporation and Bylaws.

Section 4.19 Severance.

Fidelity shall use and shall cause Fidelity Bank to use its best efforts to continue the employment of all current employees of MNB and Merchants Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, Fidelity agrees to and agrees to cause Fidelity Bank to provide severance pay, as set forth below, to any active employee of MNB or any MNB Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay) with Fidelity or any Fidelity Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with MNB or Merchants Bank or Fidelity Bank (“Eligible Employee”). An MNB or Merchants Bank employee who is offered a position with Fidelity Bank which would require such employee to relocate such employee’s regular place of employment more than fifty-five  (55) miles from 1250 Braden Boulevard, Easton, Pennsylvania, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee.  Eligible Employees not subject to MNB employment, change of control or severance plans or contracts shall receive severance pay from Fidelity equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay.  Terminated Employees may participate in COBRA as provided by law. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Fidelity or the Fidelity Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that Fidelity or Fidelity’s Subsidiaries pays the employer’s share of health coverage.

Section 4.20 Regulatory Conditions.

In the event of the imposition of any Materially Burdensome Regulatory Condition in connection with the Regulatory Approvals, Fidelity shall use its commercially reasonable best efforts to obtain the removal of any such condition and MNB shall use its commercially reasonable best efforts to assist Fidelity in this regard.

Section 4.21 Affiliate Letters.

MNB shall use its best efforts to cause each person who may be deemed to be an Affiliate of Fidelity following completion of the Merger, to execute and deliver to Fidelity as soon as practicable after the Date of this Agreement an Affiliate’s letter in the form attached hereto as Exhibit G.

Section 4.22 Dividends.

After the date of this Agreement and prior to the Effective Time, Fidelity and MNB shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of MNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of MNB Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of MNB Common Stock and any shares of Fidelity Common Stock any such holder receives in exchange therefor in the Merger.

Section 4.23 Additional Agreements.

In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of Fidelity, on the one hand, and MNB, on the other hand, or to vest Fidelity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of Fidelity.

Section 4.24 Retention.

Fidelity and MNB acknowledge that it may be appropriate to provide certain employees of Merchants Bank who will not be retained as employees of Fidelity or Fidelity Bank with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of MNB and/or Merchants Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion.  MNB may adopt, in consultation with and approval of Fidelity, a retention plan in an amount not to exceed $200,000.00.  MNB and Fidelity shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 4.24.  No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on MNB.

Section 4.25 Conforming Accounting.

Upon written confirmation from Fidelity that all conditions to closing set forth in Article V have been satisfied or waived, at the request of Fidelity, MNB and Merchants Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as Fidelity reasonably shall request.  In addition, prior to the Effective Time, at the request of Fidelity, MNB shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under MNB or Merchants Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against MNB or Merchants Bank.

Section 4.26 Control of Operations.

Nothing contained in this Agreement shall give either Fidelity or MNB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 4.27 Rule 16b-3.

Prior to the Effective Time, Fidelity and MNB shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of MNB (including derivative securities) or acquisitions of equity securities of Fidelity in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.28 Advisory Board.

As of the Effective Time, Fidelity Bank shall establish a regional advisory board for the Northampton County market in which MNB operates.  All members of the Board of Directors of MNB in office as of the Effective Time will be offered the opportunity to serve on the advisory board subject to such compensation, authority, and policies established by Fidelity Bank from time to time. Mr. Richard M. Hotchkiss shall be invited to serve as the initial chairman of the Advisory Board.

Section 4.29 NASDAQ Listing and Shareholder Vote on the Issuance of Shares.

Fidelity shall take all commercially reasonable actions necessary for the shares of Fidelity Common Stock to be issued to the holders of MNB Common Stock upon consummation of the Merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided Fidelity shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ.  Fidelity shall take all steps necessary for the shareholders of Fidelity to vote on the approval of the issuance of Fidelity’s shares of Common Stock under the NASDAQ Listing Agreement and Listing Rules.

Section 4.30 Control.

Nothing contained in this Agreement shall give either Fidelity or MNB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V
CONDITIONS

Section 5.01 Conditions to Obligations of MNB under this Agreement.

The obligations of MNB and Merchants Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by MNB and Merchants Bank pursuant to Section 7.03 hereof:

(a)	Approval by Shareholders of MNB. This Agreement shall have been approved and adopted by the shareholders of MNB by such vote as is required by the ETL and MNB’s articles of incorporation and bylaws.

(b)

Approval by Shareholders of Fidelity.  This Agreement shall have been approved and adopted by the shareholders of Fidelity by such vote as is required by the ETL and Fidelity’s articles of incorporation and bylaws, and by such a vote as is required by the NASDAQ Listing Agreement and Listing Rules.

(c)

Representations and Warranties.  The representations and warranties of Fidelity set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.  MNB shall have received a certificate signed on behalf of Fidelity by the Chief Executive Officer and Chief Financial Officer of Fidelity to the foregoing effect.

(d)

Performance of Obligations of Fidelity and Fidelity Bank.  Fidelity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MNB shall have received a certificate signed on behalf of Fidelity by the Chief Executive Officer and the Chief Financial Officer of Fidelity to the foregoing effect.

(e)	Approvals of Governmental Entities. Procurement by MNB, Merchants Bank, Fidelity and Fidelity Bank of all requisite Regulatory Approvals and consents of all Governmental 73

Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of MNB determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of MNB, Fidelity, Merchants Bank, and Fidelity Bank.

(f)

No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(g)

No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Fidelity or the Fidelity Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Fidelity.

(h)

Tax Opinion.  MNB shall have received an opinion of Mette, Evans & Woodside, special tax counsel to MNB, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of MNB, Fidelity and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(i)

Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by MNB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(j)

NASDAQ Listing and Approval of Issuance of Shares.  The shares of Fidelity Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of Fidelity under its NASDAQ Listing Agreement and the NASDAQ Listing Rules.

(k)	Agreements. Fidelity Bank and the individuals delineated on Schedule 1 shall have entered into the agreements in the forms attached as Exhibits C, D, E and F.

(l)

MNB and MNB Board Nominees. All requisite corporate action shall have been taken by Fidelity and Fidelity Bank such that the MNB Nominees can commence as a director of Fidelity and Fidelity Bank immediately after the Effective Time.

Section 5.02 Conditions to Obligations of Fidelity under this Agreement.

The obligations of Fidelity hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fidelity pursuant to Section 7.03 hereof:

(a)	Approval by Shareholders of MNB. This Agreement shall have been approved and adopted by the shareholders of MNB by such vote as is required by the ETL and MNB’s articles of incorporation and bylaws.

(b)

Approval by Shareholders of Fidelity.  This Agreement shall have been approved and adopted by the shareholders of Fidelity by such vote as is required by the ETL and Fidelity’s articles of incorporation and bylaws, and by such a vote as is required by the NASDAQ Listing Agreement and Listing Rules.

(c)

Representations and Warranties.  The representations and warranties of MNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.  Fidelity shall have received a certificate signed on behalf of MNB by the Chief Executive Officer and Treasurer of MNB to the foregoing effect.

(d)

Performance of Obligations of MNB.  MNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fidelity shall have received a certificate signed on behalf of MNB by the Chief Executive Officer and Treasurer of MNB to the foregoing effect.

(e)

Approvals of Governmental Entities.  Procurement by Fidelity, Fidelity Bank, MNB and Merchants Bank of all requisite Regulatory Approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Fidelity determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Fidelity of the transactions contemplated hereby, the business or financial conditions of Fidelity on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of MNB, Fidelity, Merchants Bank,  Fidelity Bank, and any other Fidelity or MNB Subsidiary.

(f)

No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of MNB, Fidelity, Merchants Bank, and Fidelity Bank.

(g)

Third Party Consents.  Fidelity and Fidelity Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on Fidelity.

(h)

No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of MNB or the MNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(i)

Tax Opinion.  Fidelity shall have received an opinion of Bybel Rutledge LLP, special counsel to Fidelity, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of MNB, Fidelity, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(j)	Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of MNB Common Stock shall be Dissenting Shares.

(k)

Penalties, Costs and Fines.  No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon MNB, Merchants Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

(l)

Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Fidelity’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(m)

Affiliate Letter.  Fidelity shall have received an Affiliate letter from the MNB Nominees, which letter shall be in customary form and have such other provisions as Fidelity may reasonably require, in the form attached hereto as Exhibit G.

(n)	Agreements. Fidelity shall have received executed agreements from the individuals delineated on Schedule 1 in the forms attached as Exhibits C, D, E and F.

(o)

NASDAQ Listing and Approval of Issuance of Shares.  The shares of Fidelity Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of Fidelity under its NASDAQ Listing Agreement and NASDAQ Listing Rules.

(p)	MNB Nominees. All requisite corporate action shall have been taken by Fidelity such that the MNB Nominees can commence as directors of Fidelity immediately after the Effective Time.

ARTICLE VI
TERMINATION

Section 6.01 Termination.

This Agreement may be terminated on or at any time prior to the Closing Date:

(a)	By the mutual consent, in writing, of the parties hereto if the Board of Directors of each party so determines by vote of the majority of its entire Board;

(b)	By Fidelity or MNB:

(i)

If the Closing Date shall not have occurred on or before September  30, 2020, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)

If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 5.01 or 5.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)

by MNB in writing if Fidelity has, or by Fidelity in writing if MNB has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Fidelity would have a Material Adverse Effect on Fidelity or in the case of a breach by MNB would have a Material Adverse Effect on MNB, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

(d)

by either Fidelity or MNB if the MNB’s shareholder meeting shall have occurred and the MNB’s shareholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of MNB shall have withdrawn, modified or changed in a manner adverse to Fidelity its approval or recommendation of this Agreement and the transactions contemplated thereby;

(e)

by either Fidelity or MNB if the Fidelity shareholder meeting shall have occurred and the Fidelity shareholders shall have not approved and adopted this Agreement by the requisite vote or shall have not approved the issuance of shares pursuant to this Agreement in accordance with the NASDAQ Listing Rules; provided, however, that no termination right shall exist for Fidelity hereunder if prior to such shareholder vote the board of directors of Fidelity shall have withdrawn, modified or changed in a manner adverse to MNB its approval or recommendation of the proposal to approve the issuance of shares of Fidelity Common Stock pursuant to this Agreement;

(f)

by either Fidelity or MNB if MNB’s Board of Directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would result in a breach of their fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 6.01(f) only after the fifth business day following written notice to Fidelity (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising Fidelity that MNB is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle MNB to terminate this Agreement pursuant to this Section 6.01(f) or any other provision of this Agreement) and only if (i) during such five (5) business day period, MNB has caused its financial and legal advisors to negotiate with Fidelity in good faith (to the extent Fidelity chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of MNB no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) MNB has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by Fidelity and further provided that such termination shall not be effective until MNB has paid the MNB Termination Fee to Fidelity; or

(g)

by MNB, if the MNB board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, (“Five Day Period”) if both of the following conditions are satisfied:

(i)	the Fidelity Ratio shall be less than 0.80; and

(ii)	the Fidelity Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio;

subject to the following three sentences. If MNB elects to exercise its termination right pursuant to this Section 6.01(g), it shall give prompt written notice to Fidelity; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period. During the five business day period commencing with its receipt of such notice, Fidelity shall have the option to increase the consideration to be received by the holders of MNB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Fidelity Market Share Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Fidelity Determination Date Market Share Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Fidelity Ratio. If Fidelity so elects within such five business day period, it shall give prompt written notice to MNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

If Fidelity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Fidelity Common Stock shall be appropriately adjusted for the purposes of applying this Section 6.01(g).

Section 6.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.03, Section 7.01, and Section 7.10 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Fidelity or MNB to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses.

(a)

Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b)

If this Agreement is terminated by either party pursuant to Section 6.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by the terminating party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 7.01(b) shall not exceed Five Hundred Thousand Dollars ($500,000.00).  The payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

(c)

If MNB fails to complete the Merger after the occurrence of one of the following events, and Fidelity shall not be in material breach of this Agreement, MNB shall within one (1) business day of the event, pay Fidelity by wire transfer of immediately available funds a fee of Three Million Dollars ($3,000,000.00) (the “MNB Termination Fee”):

(i)	MNB terminates this Agreement pursuant to Section 6.01(f) hereof;

(ii)

a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Fidelity, Fidelity Bank, or an Affiliate of Fidelity, enters into an agreement, letter of intent or memorandum of understanding with MNB or any MNB Subsidiary which relates to an Acquisition Proposal;

(iii)	MNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

(iv)

the MNB shareholders vote but fail to approve and adopt this Agreement at the MNB meeting of shareholders or the MNB meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

(A)

the MNB Board of Directors shall have recommended that the shareholders of MNB approve or accept an Acquisition Proposal with any Person other than Fidelity, Fidelity Bank or an Affiliate of Fidelity; or

(B)	MNB shall have materially breached its obligation under Section 4.11 by failing to call, give notice of, convene and hold the MNB meeting of shareholders in accordance with Section 4.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Fidelity, Fidelity Bank, or an Affiliate of Fidelity, and (2) in the instance where the MNB shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the MNB shareholders meeting.

Section 7.02 Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(g),(h),(i),(j),(k), 4.06, 4.07, 4.16 through 4.20,  4.24 and 7.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

Section 7.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of MNB have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of MNB Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of MNB or Fidelity without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of Fidelity and MNB and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 Entire Agreement.

This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 4.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 7.05 No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)	If to Fidelity, Fidelity Bank, or an affiliate of Fidelity to:

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, PA 18512

Attention: Daniel J. Santaniello, President and Chief Executive Officer

Telecopy No.:

E-mail: Dan.Santaniello@fddbank.com

With copy to:

Bybel Rutledge LLP

1017 Mumma Road, Suite 302

Lemoyne, PA  17043

Attention: Erik Gerhard, Esquire

Telecopy No.: 717-731-8205

E-mail: gerhard@bybelrutledge.com

(b)	If to MNB, Merchants Bank or an affiliate of MNB to:

MNB Corporation

25 Broadway

Bangor, PA

Attention: Rocco A. Del Vecchio, President and Chief Executive Officer

Telecopy No.:

E-mail: rdelvecchio@merchantsbangor.com

With copy to:

Mette, Evans & Woodside

3401 North Front Street

Harrisburg, PA 17110-0950

Attention: Timothy A. Hoy

Telecopy No.: 717-236-1816

E-mail: tahoy@mette.com

Section 7.07 Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories.  A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 7.09 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

Section 7.10 Governing Law; Jurisdiction and Venue.

This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply and the exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Lackawanna Court of Common Pleas located in Scranton, Pennsylvania.

Section 7.17 Jury Trial Waiver.

 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING OR CLAIM OF ANY NATURE, IN LAW OR IN EQUITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11, AND (E) EACH PARTY HAS BEEN ADVISED THAT SUCH PARTY SHOULD SEEK THE ADVICE OF COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 7.11.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIDELITY D & D BANCORP, INC.

/s/ John T. Cognetti	BY: /s/ Daniel J. Santaniello
Daniel J. Santaniello,
President and Chief Executive Officer

ATTEST:	THE FIDELITY DEPOSIT AND
DISCOUNT BANK

/s/ John T. Cognetti	BY: /s/ Daniel J. Santaniello
Daniel J. Santaniello,
President and Chief Executive Officer

ATTEST:	MNB CORPORATION

/s/ Timothy A. Hoy	BY: /s/ Rocco A. Del Vecchio
Rocco A. Del Vecchio,
President and Chief Executive Officer

ATTEST:	MERCHANTS BANK OF BANGOR

/s/ Timothy A. Hoy	BY: /s/ Rocco A. Del Vecchio
Rocco A. Del Vecchio,
President and Chief Executive Officer

Signature Page to Agreement and Plan of Reorganization

Exhibit A

FORM OF MNB CORPORATION

LETTER AGREEMENT

December 9, 2019

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, 18512

Ladies and Gentlemen:

Fidelity D & D Bancorp, Inc. (“Fidelity”), The Fidelity Deposit and Discount Bank, MNB Corporation (“MNB”) and Merchants Bank of Bangor (“Merchants Bank”) are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of December 9, 2019 (the “Agreement”).

Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein, MNB will merge with and into Fidelity, with Fidelity surviving the merger (the “Merger”).

Fidelity has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director or executive officer of MNB, executes and delivers to Fidelity this Letter Agreement.

I understand that Fidelity is requiring, as an inducement to its execution and delivery to MNB of the Agreement, that I execute and deliver to Fidelity this Letter Agreement.

The undersigned, solely in his or her individual capacity as a shareholder, (and not as a fiduciary, trustee, financial advisor, or advisor, including as a director or executive officer of MNB), in order to induce Fidelity to execute and deliver to MNB the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

1.

I agree to be present (in person or by proxy) at all meetings of shareholders of MNB called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of MNB common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2.	I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, 1 or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3.	I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

4.

Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the shareholders of MNB, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5.

I hereby agree that any shares of MNB common stock or other voting securities of MNB with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such MNB common stock or upon exercise or conversion of any securities of MNB, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement;

6.

I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

7.

Fidelity recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

8.

I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9.

Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore Fidelity shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

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The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of MNB, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of MNB or Merchants Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of MNB or Merchants Bank.

This Letter Agreement shall be effective upon acceptance by Fidelity. Nothing herein shall be deemed to vest in Fidelity any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of MNB.

If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Fidelity and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Fidelity shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Fidelity for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Fidelity’s rights arising out of any willful breach of any covenant or representation contained herein.

____________________________

This Letter Agreement shall be effective upon acceptance by Fidelity and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

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The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

Number of pledged Covered Shares (if any): ________

Accepted:

FIDELITY D & D BANCORP, INC.

BY:__________________________________
Daniel J. Santaniello
President and Chief Executive Officer

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Exhibit B

FORM OF

BANK PLAN OF MERGER

between

THE FIDELITY DEPOSIT AND DISCOUNT BANK

and

MERCHANTS BANK OF BANGOR

This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this _____ day of December, 2019, between The Fidelity Deposit and Discount Bank, a Pennsylvania state-chartered bank and trust company having its principal banking office at 101 North Blakely Street, Dunmore, Pennsylvania (“Fidelity Bank”) and Merchants Bank of Bangor, a Pennsylvania state-chartered bank having its principal banking office at 25 Broadway, Bangor, Pennsylvania (“Merchants Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).

WHEREAS, Merchants Bank is a wholly-owned subsidiary of MNB Corporation, a Pennsylvania corporation (“MNB”) and Fidelity Bank is a wholly-owned subsidiary of Fidelity D&D Bancorp, Inc., a Pennsylvania corporation (“Fidelity”); and

WHEREAS, Fidelity, Fidelity Bank MNB, and Merchants Bank have entered into an Agreement and Plan of Reorganization, dated as of December __, 2019 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of Merchants Bank with and into Fidelity Bank in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”) immediately following the merger of MNB into Fidelity pursuant to the Agreement.

NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

1.1 The Merger. At the Effective Time, as hereinafter defined, Merchants Bank shall be merged with and into Fidelity Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of Merchants Bank shall cease; and Fidelity Bank shall be the surviving bank (the “Surviving Bank”), in accordance with this Bank Plan of Merger.  The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State, or at such time as may be specified in such articles of merger.  In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of MNB into Fidelity shall have been consummated; (b) the sole shareholders of Fidelity Bank and Merchants Bank shall have adopted this Bank Plan of Merger; (c) the Bank

1

Merger shall have been approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

1.2. Name. The name of the Surviving Bank shall be “The Fidelity Deposit and Discount Bank” and the location of its principal office shall be 101 North Blakely Street, Dunmore, Pennsylvania.

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of Fidelity Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

1.4 Bylaws. At the Effective Time, the bylaws of Fidelity Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

1.5 Effect of Bank Merger. At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code.  Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Merchants Bank’s and Fidelity Bank’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

1.7 Directors.  At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be the directors of Fidelity Bank prior to the Effective Time, plus the MNB Nominees as provided for in Section 4.18 of the Agreement, and shall be named in the Articles of Merger.

1.8 Officers. The officers of the Surviving Bank shall be:

President:Daniel J. Santaniello

Secretary:John T. Cognetti

Treasurer:Salvatore R. DeFranceso, Jr.

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

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SECTION 2. CONVERSION OF SHARES.

The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

2.1 Stock of Fidelity Bank.  The authorized capital stock of Fidelity Bank, as the successor institution, shall be 5,000,000 shares of common stock, $1.5625 par value.  Fidelity Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of Fidelity Bank, $1.5625 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of Fidelity Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

2.2 Stock of Merchants Bank. Each share of common stock, par value $0.125 per share, of Merchants Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

SECTION 3. MISCELLANEOUS.

3.1 Conditions. The obligations of Merchants Bank and Fidelity Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

3.2 Termination and Amendment. This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

3.3 Notices.  Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

3.4 Captions. The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

3.5 Counterparts. This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories.  A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

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3.6 Severability. If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.7 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

BY:
Daniel J. Santaniello
President and Chief Executive Officer

ATTEST:	MERCHANTS BANK OF BANGOR

BY:
Rocco A. Del Vecchio
President and Chief Executive Officer

5

Exhibit C

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 9th day of December, 2019, between THE FIDELITY DEPOSIT AND DISCOUNT BANK  (“Bank”), a Pennsylvania state-chartered bank and trust company having a place of business in Dunmore, Pennsylvania, and _________ (“Executive”), an individual currently employed by MERCHANTS BANK OF BANGOR (“Merchants Bank”).

WITNESSETH:

WHEREAS, the Bank is a subsidiary of FIDELITY D&D BANCORP, INC. (“Corporation”);

WHEREAS, Corporation, Bank, MNB CORPORATION (“MNB”) and Merchants Bank are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which MNB will merge with and into the Corporation and Merchants Bank will merge with and into Bank with Bank surviving (“Merger”);

WHEREAS, Executive is a _______________ of Merchants Bank, and is not a party to an employment agreement or a change of control agreement with MNB or Merchants Bank or any other bank, company or entity;

WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of _______________________of the Bank and this employment agreement;

WHEREAS, Executive has no Supplemental Executive Retirement Plan (“SERP”) with Merchants Bank;

WHEREAS, this Agreement is intended to supersede and replace in its entirety any agreements that Executive has with MNB or Merchants Bank; and

WHEREAS, Executive desires to be employed by the Bank under the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.

Employment.  The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.

Duties of Executive.  Executive shall serve as a _____________________ of the Bank reporting to the President of the Bank or his designee (i.e. the Chief Loan Officer of the Bank or a Market President of the Bank). Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President’s designee.

3.

Engagement in Other Employment.  Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank. Bank acknowledges that Executive is an owner or co-owner, as a passive investor, of certain business LLCs or interests specified on Schedule I and that such interests are permissible, so long as they do not compete with the Bank or any service provided by the Bank or in any manner impinge, conflict or adversely impact his performance hereunder.

4. Term of Agreement.

(a)This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial

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Term”). Provided, however, the Employment Period shall be extended automatically for one (1) additional year on the first anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

(b)Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii) Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Executive in the performance of his duties;

(vi) Executive’s (1) removal or prohibition from being an institutional-

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affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of a ____________________________ of the Bank;

(vii) intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;

(viii) Executive’s breach of fiduciary duty involving personal profit;

(ix) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x) the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi) the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii) theft or abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;

(xiii) any act of fraud, misappropriation or personal dishonesty;

(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv) the existence of any material conflict between the interests of the

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Corporation or the Bank and Executive that is not disclosed in writing by Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(c)Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Executive, (i) the assignment of duties and responsibilities inconsistent with Executive’s status as a ___________________________ of the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than thirty (30) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of Executive from office or any material adverse change in the terms and conditions of Executive’s employment, except for any termination of Executive’s employment for Cause, unless such change is applicable to all senior vice presidents, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under or nonperformance as determined by the Bank’s Compensation Committee, or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason prior to the second anniversary date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other

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normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

If such termination occurs for Good Reason after the second anniversary date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

(d)Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Executive’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not

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less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(f)Executive agrees that in the event his employment under this Agreement is terminated, Executive hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)The term “Agreed Compensation” shall equal Executive’s Annual Base Salary under the Agreement.

5.Employment Period Compensation.

(a)Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $___________ per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)Bonus. As additional consideration for entering this Agreement, Bank shall pay Executive the bonuses as provided on Exhibit A. In addition, Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

(c)Paid Time-Off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Executive’s eligibility and the terms of

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said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)Executive Life Insurance and Long Term Care.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of the executive life insurance plan and long term care program currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits.

(f)Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

6.Termination of Employment Following Change in Control.

(a)If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i) any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii) any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

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(iii) during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one

(1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.Rights in Event of Termination Following a Change in Control.  In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Executive a lump sum amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition.  Upon written notice to Executive, together with calculations of Corporation’s independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

8.Rights in Event of Termination of Employment Absent Change in Control.  In the event that Executive’s employment is involuntarily terminated by the Bank without Cause prior to the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank’s

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receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive as of the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

In the event that Executive’s employment is involuntarily terminated by the Bank without Cause after the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank’s receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive as of the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

9.Covenant Not to Compete.

(a)Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking industry (including bank holding company), or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the

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Bank is located during the Employment Period or in any county contiguous to such county (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.

10.Unauthorized Disclosure.  During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products,

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improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.Work Made for Hire.  Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.Return of Company Property and Documents.  Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage used or believed by the Bank to be used by Executive in the conduct of business hereunder or to violate or circumvent the provisions hereof.

13.Liability Insurance.  The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured.

14.Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

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15.Survival.  The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.Section 409A.

(a)If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

17.Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and

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an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.Assignment.  This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

22.Arbitration.  The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.

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23.Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24. Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25. Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	THE FIDELITY DEPOSIT AND
DISCOUNT BANK

By
Daniel J. Santaniello
President and Chief Executive Officer

WITNESS:	EXECUTIVE

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SCHEDULE I

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EXHIBIT A

Bonus

Bank shall pay Executive a one-time Initial Sign On Bonus in the form of a _______ share Restricted Stock Grant subject to a three-year vesting schedule and the Standard Terms of Grant of Bank at the Effective Time.

Executive’s annual Bonus is subject to the Bank’s performance plan – Commercial and Business Banking RM Incentive Plan (as may be in effect from time to time) and any additional discretionary bonuses as the Bank may provide from time to time at its discretion.

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EXHIBIT B

Release

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Exhibit D

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of December 9, 2019 by and among Fidelity D&D Bancorp, Inc. (“Fidelity”), The Fidelity Deposit and Discount Bank (the “Bank” or “Fidelity Bank”) and ________________ (the “Consultant”).

WITNESSETH

WHEREAS, the Consultant is currently the ________________ of MNB Corporation (“MNB”) and Merchants Bank of Bangor (“Merchants Bank”);

WHEREAS, MNB, Merchants Bank, Fidelity, and Fidelity Bank are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which MNB will merge with and into Fidelity with Fidelity surviving and Merchants Bank will merge with and into Fidelity Bank with Fidelity Bank surviving (“Merger”);

WHEREAS, Fidelity Bank desires to be ensured of the Consultant's continued active participation in the business of the Bank following the Merger, specifically during the transition of operations and systems conversion from Merchants Bank to Fidelity Bank and in his continuing role to develop and maintain customer relationships and promote the Bank;

WHEREAS, the Consultant is willing to serve the Bank on the terms and conditions hereinafter set forth;

WHEREAS, Fidelity, Fidelity Bank and Consultant desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement;

WHEREAS, Consultant is a party to an Employment Agreement dated __________ with MNB Corporation and Merchants Bank (the “Employment Agreement”) which provides certain benefits in the event of a Change in Control, which Change in Control is expected to occur at the Effective Time of the Merger;

WHEREAS, Consultant’s employment with MNB and Merchants Bank is expected to terminate at the Effective Time of the Merger;

WHEREAS, Consultant is expected to receive such Change in Control benefits pursuant to and under said Employment Agreement;

WHEREAS, this Agreement is in addition to and not in lieu of any rights, benefits, or privileges that Consultant may have under and pursuant to his current Employment Agreement dated as of __________________;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Consultant, Fidelity, and Fidelity Bank agree as follows:

1.Effective Date and Contingency.  This Agreement shall be effective upon the later of the Closing of the Merger at the Effective Time or July 1, 2020 provided that the Effective Time has already occurred prior to such date (“Effective Time of this Agreement”). Neither party to this Agreement shall have any rights or obligations set forth in this Agreement before it becomes effective. This Agreement shall be null and void if, and at such time as, the Merger Agreement is terminated and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Merger Agreement).

2.Consulting Term and Services.

(a)Subject to the provisions of Section 2(c) hereof, the parties hereto agree that, during the period immediately following the Effective Time of this Agreement through and including at least twelve (12) months thereafter, said period which may be extended on a year (12 month) to year (12 month) additional basis by a written notice provided by each party thirty days before the end of the Consulting Period in accordance with Section 9 of this Agreement (which period shall constitute the "Consulting Period"), the Consultant undertakes to provide his personal advice and counsel to Fidelity Bank and its subsidiaries and affiliates in connection with the business of the Bank and its subsidiaries and affiliates, including, but not limited to: (i) assisting in the transition of all of the employees and customers of Merchants Bank to Fidelity Bank's operations following the Merger, (ii) providing introductions to customers, (iii) providing cultural support and enhancing customer relationships and business opportunities, and (iv) performing such other services for Fidelity Bank as may be from time to time assigned to him by the President and Chief Executive Officer of Fidelity Bank or his designee, including but not limited to service on the Northampton Advisory Board (collectively the "Consulting Services"), subject to the terms and conditions which are set forth herein. The parties estimate that the Consulting Services will average approximately 95 hours per month during the Consulting Period. During the Consu1ting Period, the Consultant shall use his reasonable best efforts to promote the interests of Fidelity Bank and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as Fidelity Bank and the Consultant may agree. The Consultant shall be available for meetings at such places as designated by Fidelity Bank at such times as shall be reasonable and appropriate.

(b)During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank, including but not limited to tax purposes and tax withholding. The Consultant acknowledges and agrees that he is: (i) being engaged by the Bank solely as an independent contractor for the specific project and time period set forth herein and that none of the Consultant's services or compensation under this Agreement are intended to constitute, and shall not be deemed or construed to constitute, an employment relationship with the Bank or any of its subsidiaries or affiliates; (ii) responsible to pay, according to applicable laws, all applicable federal, state and local income taxes and al1 applicable Social Security and Medicare taxes with respect to the compensation that he will receive pursuant to this Agreement; and (iii) not eligible to participate

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in any of the benefit plans of the Bank or any subsidiary or affiliate of the Bank, other than his rights to COBRA benefits stemming from his employment with Merchants Bank, if applicable.

(c)The Consultant may terminate this Agreement by providing at least thirty (30) days written notice to the Bank in accordance with Section 9 of this Agreement.  In the event Consultant terminates this Agreement prior to the end of the Consulting Period, the Bank shall have no further obligation to pay the balance of the Consulting Fee (described at Section 3 hereof).  During the first twelve (12) months following the Effective Time of the Merger, the Bank may terminate the Consulting Period only for Cause (as defined below) upon written notice to the Consultant in accordance with Section 9 of this Agreement. For purposes of this Agreement,  termination of the Consultant's services for "Cause" shall mean termination resulting from any of the following by the Consultant: (i) willful or intentional failure to perform his obligations under this Agreement, other than any failure resulting from the Consultant’s incapacity due to physical or mental injury or illness; (ii) an act involving moral turpitude; (iii) personal dishonesty, incompetence or willful misconduct; (iv) breach of his obligations hereunder for personal profit; (v) a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), regulatory agreement or final cease-and-desist order; or (vi) a material breach of any of the terms of this Agreement and failure to cure such material breach during a 15-day period following the date on which the Bank gives written notice to the Consultant of the material breach.  In the event the Bank terminates the Consulting Period for Cause, the Bank shall have no further obligation to pay the balance of the Consulting Fee. After the twelve (12) months following the Effective Time of the Merger, the Bank may terminate the Agreement by providing at least thirty (30) days written notice to Consultant in accordance with Section 9 of this Agreement. In the event the Bank terminates the Agreement after the first twelve (12) months following the Effective Time of the Merger by providing written notice to the Consultant, the Bank shall have no further obligation under this Agreement.

3.Consulting Fee.  In consideration of the consulting services to be provided by the Consultant pursuant to Section 3 hereof and the covenants set forth in Section 4 of this Agreement, the Bank agrees to pay the Consultant a Consulting Fee of $___________ per year.  Such Consulting Fee will be paid in monthly installments of $_____________ during the Consulting Period, payable on the last business day of each month during the Consulting Period.  During the Consulting Period, the Bank will reimburse Consultant for reasonable expenses incurred by the Consultant at the request of Fidelity Bank, subject to such documentation and prior approva1 as may be required by Fidelity Bank and presentation by the Consultant to Fidelity Bank of a monthly invoice for disbursements.

4.Restrictive Covenants

(a)Trade Secrets.  The Consultant acknowledges that he has had, and will have, access to confidential information of the Bank (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Bank that is unique, valuable and not generally known outside the Bank, and that was obtained from the Bank or which was learned as a result of the performance of services by the Consultant on behalf of the Bank ("Trade Secrets” ). Trade Secrets shall not include any information that: (i) is now, or hereafter

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becomes, through no act or failure to act on the part of the Consultant that constitutes a breach of this Section 4, generally known or available to the public; (ii) is hereafter furnished without restriction on disclosure to the Consultant by a third party, other than an employee or agent of the Bank, who is not under any obligation of confidentiality to the Bank or any parent, subsidiary or affiliate of the Bank; (iii) is disclosed with the written approval of the Bank; or (iv) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Consultant is required to disclose such confidential information, he shall give the Bank notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Bank, the Consultant will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Consultant will deliver promptly to the Bank, at the termination of his services or at any other time at the request of the Bank, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets. The Consultant shall return all tangible evidence of Trade Secrets to the Bank prior to or at the termination of his services with the Bank. Nothing in this Agreement shall limit the right of the Bank to restrain, or obtain damages from the Consultant or with respect to any conduct or disclosure by the Consultant after the term of this Agreement; provided, however, the parties hereto agree that nothing contained in this Agreement limits the Consultant's ability to file a charge or complaint with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any parent, subsidiary or affiliate of the Bank (the "Government Agencies"). The Consultant further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.

(b)Return of Confidential Information.  Upon expiration of the Consulting Period, the Consultant shall promptly deliver to the Bank all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

(c)Covenant Not to Compete

(i)Consultant hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 4(c)(iii) hereof, Consultant shall not, except as otherwise permitted in writing by the Bank:

(A)be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation

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or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Consulting Period, and remain so engaged at the end of the Consulting Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Consulting Period or in any county contiguous to such county (the “Non-Competition Area”);

(B)provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Consulting Period, and remain so engaged at the end of the Consulting Period, in the Non-Competition Area;

(C)directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Consultant’s termination of Consulting Period, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

(D)directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Consultant’s termination of Consulting Period to work for anyone other than the Corporation, the Bank or their subsidiaries.

(ii)It is expressly understood and agreed that, although Consultant and the Corporation and the Bank consider the restrictions contained in Section 4(c)(i) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 4(c)(i) hereof is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of Section 4(c)(i) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(iii)The provisions of this Section 4(c) shall be applicable, commencing on the date of this Agreement and ending on the first anniversary date of the effective date of termination of the Consulting Period.

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(d)Irreparable Harm.    The Consultant acknowledges that: (i) the Consultant's compliance with Section 4 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Bank as a going concern, and (ii) any failure by the Consultant to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Consultant fails to comply with the terms and conditions of this Agreement, the obligations of the Bank to pay the Consulting Fee set forth in Section 3 shall cease, and the Bank will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause the Consultant to comply with this Agreement, to restore to the Bank its property, and to make the Bank whole.

(d)Survival.    The provisions set forth in this Section 4 shall survive termination of this Agreement.

(e)References to the Bank.  All references to the Bank in this Section 4 shall include Fidelity and Fidelity Bank.

5.Indemnification. Bank agrees to indemnify and hold harmless Consultant from all claims, losses, damages, expenses, fees (including but not limited to attorneys’ fees), costs, and judgments (“Claims”) that may be asserted against Consultant that result from the provision of Consulting Services hereunder except those Claims resulting from Consultant’s gross negligence or willful misconduct. Bank agrees to name Consultant as a Covered Party on Bank’s Errors & Omissions or similar policy of insurance. Provided, however, Fidelity shall not be required to indemnify Consultant against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359.

6.Assumption of Employment Agreement. Separate and apart from the provision of Consulting Services hereunder, as of the Effective Time and pursuant to the operation of law, Bank agrees to assume MNB’s and Merchants Bank’s obligations as successor in interest to the rights under the Employment Agreement including, but not limited to, any obligations and payments owed to Consultant as a result of the triggering of the Change in Control provisions under Section 6 and 7 of the Employment Agreement. Bank shall not be obligated to reimburse Consultant for Consultant’s individual COBRA health insurance coverage as otherwise set for in the Employment Agreement.

7.Tax Reporting and Withholding.  The parties agree that the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank for purposes of tax reporting and withholding; however, in the event that the Bank reasonably determines that any payment required to be made by the Bank hereunder to the Consultant is subject to tax withholding or payroll deductions pursuant to any applicable law or regulation, then the Bank shall withhold such amounts, if any, as may be required by such law or regulation.

8.Assignment.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all

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of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Consultant may not assign or transfer this Agreement or any rights or obligations hereunder.

9.Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Fidelity Bank, then to: Daniel J. Santaniello, President & Chief Executive Officer Fidelity Deposit & Discount Bank 101 North Blakely Street Dunmore, PA 18512	If to Consultant, then to: ______________ ______________ ______________

10.Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

12.Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15.Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Consultant pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

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16.Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Each party shall bear its respective cost of all fees and expenses associated with the arbitration proceedings with the AAA, whether such filing is made on behalf of the Bank or the Consultant, and the patties shall share equally the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA, unless otherwise agreed to by the parties.

17.Entire Agreement.  This Agreement embodies the entire Agreement between the Bank and the Consultant with respect to the matters agreed to herein. All prior agreements between the Bank and the Consultant with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

18.Termination of Merger Agreement.  This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such cases, any prior Agreement between Consultant, MNB, and Merchants Bank will remain in force and effect.

19.Country Club. Bank acknowledges that Consultant’s continued membership at and active involvement with Northampton Country Club will assist Consultant in the providing of the Consulting Services. Accordingly, Bank agrees to reimburse Consultant for the monthly dues and activity fees related to reasonable business expenses in connection with business development at Northampton Country Club for the calendar years 2020 and 2021 provided this Agreement is still in effect.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	FIDELITY D&D BANCORP, INC.

BY:
Daniel J. Santaniello
President, Chief Executive Officer

ATTEST:	THE FIDELITY DEPOSIT AND
DISCOUNT BANK

BY:
Daniel J. Santaniello
President, Chief Executive Officer

WITNESS:	CONSULTANT

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Exhibit E

RETENTION AGREEMENT AND GENERAL RELEASE

THIS RETENTION AGREEMENT AND GENERAL RELEASE (“Release”) is provided by _______________ (“Executive”) in favor of MNB CORPORATION (“MNB”), MERCHANTS BANK OF BANGOR (“Merchants Bank”) (the “Merchants Entities”), FIDELITY D&D BANCORP, INC. (“Fidelity”) and THE FIDELITY DEPOSIT AND DISCOUNT BANK (“Fidelity Bank”) (the “Fidelity entities”), and their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives, successors and assigns.

BACKGROUND

A.In accordance with the Agreement and Plan of Reorganization dated December 9, 2019 entered into by the Merchants Entities and the Fidelity Entities (the “Merger Agreement”), MNB will merge with and into Fidelity, with Fidelity surviving such Merger.

B.Merchants Bank and Fidelity Bank have entered into a Bank Plan of Merger with a closing date anticipated to occur in May 2020.

C.For the period from December 9, 2019 through the Effective Date of Merger as defined in the Merger Agreement, and then from the Effective Date of the Merger through an operations and systems conversion period (the “Conversion Period”) anticipated to be 30-90 days thereafter, Merchants Bank and Fidelity Bank wish to maintain their high standards of customer service and risk avoidance.

D.Executive has been employed by Merchants Bank on an at-will basis in a position of trust and confidence as ______________________.  As such, he is not a party to an employment agreement or a change of control agreement with MNB or Merchants Bank or any other bank, company or entity

E.Upon the Effective Date of the Merger, Executive’s employment with Merchants Bank will terminate.

F.After the Effective Date of the Merger, Fidelity Bank would like to retain Executive as an employee of Fidelity Bank for the period from the Effective Date of the Merger until thirty (30) days after the Conversion Period is complete (the “Retention Period”).

G.During the Retention Period, Executive will continue to receive salary equivalent to his salary while employed by Merchants Bank and will be offered participation in Fidelity employee benefit programs for which he may be eligible.

H.As an incentive to remain in employment with Fidelity Bank for the full Retention Period, Fidelity would like to provide Executive with Severance Compensation (as defined in the Letter Agreement) in return for a release satisfactory to the Merchants Entities and the Fidelity Entities.  Assuming Executive remains employed for the full Retention Period, he will receive the Severance Compensation, less applicable deductions and withholdings, to be paid in one lump sum within two weeks of termination of his employment.

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I.Executive hereby acknowledges that to be eligible to receive the Severance Compensation, he must remain employed for the full Retention Period:  he may not resign employment, abandon employment or retire before the end of the Retention Period; he must not be terminated for cause by Merchants Bank on or before the Effective Date of the Merger; and he must not be terminated for cause by Fidelity Bank during the Retention Period.

J.The Severance Compensation to be paid by Fidelity will be in lieu of any other severance compensation that Executive may have been eligible to receive from Merchants Bank pursuant to the Merger Agreement, and Executive acknowledges that he will not be eligible to receive any such compensation upon termination of his employment with Merchants Bank.

K.Executive acknowledges and agrees that he will not schedule time off during the Retention Period without advance permission from Fidelity Bank.

L.Executive wishes to receive the Severance Compensation and is willing to execute this General Release in favor of the Merchants Entities, the Fidelity Entities, and their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives, successors and assigns as further described in Section 2 hereof.  Executive acknowledges that he will be required to execute this Retention Agreement and General Release twice for it to be effective: once upon termination of his employment with Merchants Bank, and again upon termination of his employment with Fidelity Bank.

AGREEMENT

IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Incorporation of Recitals. Paragraphs E through L of the Background are incorporated herein as part of this Agreement.

2. General Release.  In consideration for the Severance Compensation extended to Executive hereunder, which consideration is in excess of anything of value to which Executive may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Executive, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge MNB Corporation, Merchants Bank of Bangor, Fidelity D&D Bancorp, Inc. and Fidelity Deposit and Discount Bank and all of their subsidiaries, affiliates and related entities, and all of their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Executive's employment with Merchants Bank and/or Fidelity Bank or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment

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and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement.  BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EXECUTIVE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et.  seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF THE MERCHANTS ENTITIES AND/OR FIDELITY ENTITIES WHICH OCCURRED UP THROUGH THE DATE EXECUTIVE SIGNS THIS AGREEMENT.

This General Release excludes, and Executive does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Executive agrees that Executive shall not seek, accept or be entitled to any monetary relief, whether for Executive individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Executive or on Executive’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

Executive acknowledges that Executive has been fully compensated for all hours worked during Executive’s employment, up to and including the date of this Agreement.

3. Return of Property.  Upon termination of employment with each entity, Executive shall immediately return all property belonging to the Merchants or Fidelity Entities. No compensation will be provided unless and until all property required to be returned has been returned by Executive.

4. Restrictive Covenants.  To the extent Executive is bound by any restrictive covenants, Executive shall continue to be so bound, including without limitation, those covenants restricting Executive’s use of the Merchants and/or Fidelity Entities’ confidential and proprietary information and Executive’s post-employment activities, all of which covenants and related remedies for breach survive termination of Executive’s employment with Merchants Bank and Fidelity Bank.

5. No Disparagement.  Executive, the Merchants Entities and the Fidelity Entities agree not to make disparaging remarks about or engage in other disparagement of each other: the Merchants and Fidelity Entities agree not to make disparaging remarks about or engage in other disparagement of Executive; and Executive agrees not to make disparaging remarks about or engage in other disparagement of the Merchants and Fidelity Entities and their directors, officers, executives, employees, affiliates or any other aspect of their operations. Nothing contained in this General Release shall be interpreted, construed, asserted or enforced by the Merchants Entities or the Fidelity Entities to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or to prohibit or disqualify Executive from

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being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation.

6. Non-Admission of Liability.  By making this Agreement, the parties hereto are not admitting that any of them has committed any wrong.  The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

7. Consideration.  Executive acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

8. No Modification. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.

9. Assignment; Successors and Assigns.  The Merchants Entities and the Fidelity Entities  shall have the right to assign their rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of either or both of them, or any successor in interest of either or both of them, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Executive.

10. Governing Law; Jurisdiction and Venue.  This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Lackawanna County Court of Common Pleas located in Scranton, Pennsylvania.

11. Representations.  Executive makes the following additional representations to both the Merchants and Fidelity Entities, each of which is significant and an important consideration for their willingness to enter into this Agreement:

10.1.Executive expressly acknowledges that if he did not execute this Agreement, he would not be eligible for continued employment or the Severance Compensation provided for in this General Release.

10.2.Executive acknowledges that he has been given a full and fair opportunity to review this Agreement.  The Merchants and Fidelity Entities specifically recommend that Executive consult with an attorney before executing this Agreement, and Executive has made his own determination about whether to do so.  Executive acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires.

10.3.Executive agrees that the Merchants and Fidelity Entities specifically disclaim any liability for any wrongdoing as may be alleged by Executive and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any

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individual, violation of any law, statute, duty or contract whatsoever by the Merchants and/or Fidelity Entities.

10.4.Executive understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by the relevant employer in which case none of the provisions of the Agreement will have any effect.  Executive understands that upon termination of employment with Fidelity Bank, he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement.  Acceptance of payment shall be a further indication that Executive has accepted the terms of the Agreement and has decided not to revoke that acceptance.

10.5Executive understands that, by signing this Agreement, Executive will lose any right he may have had to sue the Merchants and/or Fidelity Entities, and any of their employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and

10.6Executive hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, Executive, the Merchants Entities and the Fidelity Entities have finally executed this General Release on the date and year set forth below.

THIS IS A WAIVER AND RELEASE OF CLAIMS.  YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

EXECUTIVE

(SEAL)	Date:

FOR:
MERCHANTS BANK and	ATTEST:
MNB CORPORATION

By:

FOR:
FIDELITY D&D BANCORP, INC
THE FIDELITY DEPOSIT AND DISCOUNT BANK	ATTEST:

By:

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Exhibit F

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

THIS AGREEMENT is made as of the 9th day of December, 2019, between THE FIDELITY DEPOSIT AND DISCOUNT BANK  (“Bank”), a Pennsylvania state-chartered bank and trust company having a place of business in Dunmore, Pennsylvania, and ___________ (“Executive”), an individual currently employed by MERCHANTS BANK OF BANGOR (“Merchants Bank”) (collectively, the “Parties”; individually, a “Party”).

BACKGROUND

A.The Bank is a subsidiary of FIDELITY D&D BANCORP, INC. (“Corporation”);

B.Corporation, Bank, MNB CORPORATION (“MNB”) and Merchants Bank are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which MNB will merge with and into the Corporation and Merchants Bank will merge with and into Bank with Bank surviving (“Merger”);

C.Executive is currently employed by Merchants Bank in a position of trust and confidence and is not a party to an employment agreement or a change of control agreement with MNB or Merchants Bank or any other bank, company or entity;

D.In furtherance of the Merger Agreement, the Bank has agreed to offer Executive employment with the Bank, a signing bonus and this Change in Control Agreement;

E.Executive has no Supplemental Executive Retirement Plan (“SERP”) with Merchants Bank;

F.The purpose of this Agreement is to define certain severance compensation that will be paid by the Bank in the event of a Change in Control (as defined herein) or if Executive is terminated without cause;

G.The severance compensation to be paid hereunder will be in lieu of any other severance compensation that Executive may have been eligible to receive from Merchants Bank or Fidelity Bank pursuant to the Merger Agreement; and

H.This Agreement is not intended to affect, nor does it affect, Executive's employment status, namely that he is an at-will employee.

AGREEMENT

IN CONSIDERATION of Executive's service to the Bank and Corporation and of the mutual covenants, undertakings and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1.TERM. This Agreement shall be effective, and commence, upon the Effective Date as defined in the Merger Agreement, and shall continue until either Executive, on one hand, or Corporation and/or Bank on the other hand, gives the other written notice of termination of Executive’s

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at-will employment, with or without cause; provided, however, that during the period of time between the execution of an agreement to effect a Change in Control (as defined herein) and the actual Date of Change in Control (as defined herein), termination of Executive's employment by Corporation and/or Bank shall only be for Cause (as defined herein).

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

2.DEFINITION OF CAUSE. The term “Cause” shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

2.1Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of fraud, theft, embezzlement, perjury, misrepresentation, falsehood or a crime involving moral turpitude, unlawful use of alcohol, controlled substances or other drugs, or the actual incarceration of Executive;

2.2Executive's failure to follow the good faith lawful instructions of the President/CEO of Bank or of Corporation, or their respective Boards of Directors, with respect to their operations;

2.3Executive's malfeasance or willful failure to substantially perform any of Executive's material duties to Corporation or Bank, or, other than a failure resulting from Executive's incapacity because of physical or mental illness;

2.4Executive’s gross misconduct or material violation of any of the provisions of this Agreement;

2.5Dishonesty, disloyalty or gross negligence of the Executive in the performance of his/her duties;

2.6.Executive's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act, by the Pennsylvania Department of Banking, or by any court or other state or federal regulatory agency with legal authority to act pursuant to law, or by correspondence from the Bank’s regulators instructing the Bank to terminate or remove the Executive;

2.7Conduct by the Executive which brings or may be reasonably expected to bring public disrepute or discredit to Corporation or Bank and/or which results in or may be reasonably expected to result in material financial, reputational or other harm to the Corporation or Bank generally or with any of their respective customers, depositors, business associates, Executives, contractors or vendors;

2.8Executive's unlawful or improper activities at or with Corporation or Bank for personal profit, or breach of or involving any fiduciary duty owed to Corporation or Bank or depositors or customers of Corporation/Bank or done for, or with the result of, or involving, personal profit;

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2.9Unlawful or improper harassment by Executive against any employee, customer, business associate, contractor or vendor of Corporation or Bank, or other, similar conduct violative of the law or of Corporation’s or Bank’s or Corporation’s written policies or rules;

2.10The willful violation by the Executive of any provision of this Agreement, including but not limited to the provisions of Sections 8, 9, 10, or 11 hereof;

2.11The violation of any law, rule or regulation governing banks or bank officers, or any Bank or Corporation policy, or receipt of any and desist order issued by a bank regulatory authority or a court which has proper jurisdiction directly or indirectly against Executive or Bank or Corporation because of some action, inaction or conduct of or by Executive;

2.12Theft or abuse by Executive of the Corporation's or Bank's property or the property of Corporation's or Bank's customers, employees, contractors, vendors, or business associates;

2.13any act of fraud, misappropriation or personal dishonesty;

2.14insubordination; or

2.15the existence of any material conflict between the interests of the Corporation or Bank and the Executive that is not immediately disclosed in writing by the Executive to the Corporation and Bank when first known to him and approved in writing by the Boards of Directors of Corporation and Bank.

3.DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, the term “Change in Control” (other than one occurring by reason of an acquisition of Bank or Corporation by Executive) shall be deemed to have occurred if the Board of Directors of Corporation or Bank certifies on an objective basis that one of the following has occurred:

3.1A sale or other transfer, within a period of twelve months, of ownership of more than fifty percent (50%) of the total gross fair market value of the assets of Corporation and/or Bank to any individual, corporation, partnership, trust or other entity or organization (“Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank;

3.2Any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

3.3The replacement of a majority of members of Corporation's Board of Directors over any period of one year or less by directors whose appointment or election is not endorsed

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by a majority of the members of Corporation's Board of Directors prior to the date of the appointment or election.

4.DEFINITION OF DATE OF CHANGE IN CONTROL. For purposes of this Agreement, the “Date of Change in Control” shall mean:

4.1The date of the closing of an agreement resulting in the transfer of fifty percent (50%) or more of the total gross fair market value of the assets of Corporation and/or Bank, within a period of twelve months, to any individual, corporation, partnership, trust or other entity or organization (“Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank;

4.2The date on which any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

4.3The date on which individuals who formerly constituted a majority of the Board of Directors of the Bank and Corporation under Section 3(c) hereof and the replacement directors otherwise approved under Section 3(c) cease to be a majority within a one-year period.

5.TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.  A termination of employment shall be deemed to occur if, within one hundred eighty (180) days following a Change in Control (as defined in Section 3 of this Agreement), any of the following events occur:

5.1Any involuntary termination of Executive's employment (other than for a disability wherein Executive is unable to perform all of his essential job functions, taking into account any reasonable accommodations);

5.2Any involuntary material reduction in Executive's title, responsibilities (including reporting responsibilities), or authority, as such existed as of the Date of Change of Control;

5.3The assignment to Executive of substantial duties which are materially inconsistent with Executive's office on the Date of Change in Control, or as have been increased from time to time after the Change in Control, unless Executive has voluntarily consented to such assignments;

5.4Any involuntary reassignment of Executive to a principal office location greater than fifty (50) miles from the location of Executive's principal office on the Date of the Change in Control;

5.5Any material reduction, directly or through other Bank action, (i.e., defined for this purpose as a reduction of ten percent (10%) or more) in Executive's Annual Base Salary in effect on the Date of the Change in Control, unless Executive has voluntarily consented to such reduction; or

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5.6Any failure to provide Executive with benefits that, overall, are materially comparable to those enjoyed by Executive under Corporation's or Bank's retirement or pension, life insurance, medical, health and accident, disability and other employee benefit plans in which Executive participated at the time of the Change in Control, or the taking of any action that would, overall, materially reduce such benefits in effect as of the Date of Change in Control unless such reduction is part of a reduction applicable to all Bank employees or all Bank executives.

In the event of a Change of Control, Executive, at his option exercisable within 180 days after such Change in Control first occurred, shall provide the Corporation and Bank and/or its/their successors or assigns notice of the existence of the condition which Executive believes constitutes a breach of its/their obligation(s) and provide the Corporation and Bank and/or its/their successors or assigns thirty (30) days in which to cure such condition.  In the event that the Corporation and Bank and/or its/their successors or assigns disagrees that a breach has occurred or otherwise does not cure the condition alleged to have caused the breach within thirty (30) days of such notice, Executive may resign from employment with Corporation and Bank and/or its/their successors or assigns (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Corporation and Bank and/or its/their successors or assigns and the provisions of Section 6 of this Agreement shall apply; provided, however, that notwithstanding the foregoing, no benefits shall be payable to Executive under this Section 5 unless Executive actually terminates his/her employment within two years after the Date of Change in Control.

6.PAYMENTS UPON TERMINATION. In the event that Executive delivers a Notice of Termination to Corporation and Bank (as defined in Section 5 of this Agreement), and the requirements of Section 5 hereof are otherwise satisfied, Executive shall be entitled to receive from the Corporation and/or the Bank and/or the Person the compensation and benefits set forth below:

Corporation and/or Bank shall pay Executive a lump sum amount within thirty (30) days following the date of Executive's termination, which shall be paid in the aggregate amount equal to and no greater than 1.0 times the Executive's Annual Base Salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive immediately prior to the Date of Change of Control, to the extent such benefits remain available under the terms of any applicable contracts or policies. To the extent such benefits are unavailable, Executive shall receive comparable coverage on an individual policy basis, limited to aggregate payments for such coverage not exceeding the applicable dollar limitation under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended, (the “Code”) for the year in which Executive terminates employment. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction, plus such interest, as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

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7.RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT ABSENT CHANGE IN CONTROL. In the event that Executive's employment is involuntarily terminated by Corporation and/or Bank without Cause, as defined in Section 2 of this Agreement, and no Change in Control has occurred at the date of such termination, Corporation and Bank shall pay Executive an amount equal to and no greater than six months of Executive's Annual Base Salary, which shall be payable in one lump sum within thirty (30) days of such termination and shall be subject to federal, state and local tax withholdings.

In addition, for a period of six (6) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment to the extent such benefits remain available under the terms of any applicable contracts or policies. To the extent such benefits are unavailable, Executive shall receive comparable coverage on an individual policy basis, limited to aggregate payments for such coverage not exceeding the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminates employment.

8.NON-SOLICITATION.

8.1Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, for a period of one (1) year after the termination of employment with the Corporation or the Bank not attributable to a Change in Control, regardless of the reason therefor, Executive shall not:

(a)directly or indirectly solicit persons or entities who were customers or referral sources of Corporation, Bank or their subsidiaries within one (1) year of Executive's termination of employment, to become a customer or referral source of a person or entity other than Corporation, Bank or their respective subsidiaries;

(b)directly or indirectly solicit employees of Corporation, Bank or their respective subsidiaries who were employed within two (2) years of Executive's termination of employment, to work for anyone other than Corporation, Bank or their respective subsidiaries.

8.2It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of their respective corporate and fiduciary duties to preserve fully or as much and best as reasonably possible at any time the goodwill and proprietary rights of Corporation and Bank and their subsidiaries, if a final judicial determination is made by a court having jurisdiction that the time or any restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such conditions to such other extent as such court may judicially determine or indicate to be reasonable.

8.3Executive’s unconditional agreement to fully comply with the restrictions set forth in this Paragraph 8(a), above, following termination of his/her employment by the

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Corporation and/or Bank for any reason, is in exchange for the Corporation and Bank entering into this written agreement setting forth their obligations to him as terms and conditions of his employment.  Executive acknowledges that said consideration so provided to him/her by Corporation and Bank is good and sufficient for his/her acceptance of the terms of this Agreement, including, without limitation, the Non-Solicitation Restrictions set forth in this Paragraph 8(a), and is binding on him/her.

9.UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation and Bank, any trade secrets (as defined by law) or any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation's and Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

10.WORK MADE FOR HIRE. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the Copyright Act of 1976 and shall be owned by and for the express benefit of Corporation, Bank and/or their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Corporation, Bank, and/or their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

11.RETURN OF COMPANY PROPERTY AND DOCUMENTS. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank and, as applicable, their subsidiaries and affiliates, any and all of its/their property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or print or electronic reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.

12.NOTICES. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.

13.WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance

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with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.ASSIGNMENT. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

15.ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to any change in control or severance benefit, or with respect to any other aspect of Executive's employment, and this Agreement contains all the covenants and agreements between the parties with respect to Executive's employment.

16.NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by Corporation/Bank. Rather, Corporation's/Bank’s obligations to Executive hereunder shall arise only if Executive continues to be employed by Corporation and/or Bank in his present or in a higher capacity and, then, only in the event the conditions described herein for payment to Executive have been met.

17.BINDING AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

18.SUCCESSORS.  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no such succession had taken place. Failure by Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean Corporation and Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

19.ARBITRATION. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 8, 9, 10, or 11 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Lackawanna County, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud,

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duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9, 10, or 11 of this Agreement, including an action for injunction or other relief.

20.VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22.NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, set-off, counterclaim, charge, pledge or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary to affect such action shall be null and void, and of no effect.

23.HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

24.ANNUAL BASE SALARY. For purposes of this Agreement, Annual Base Salary means Executive's annualized current compensation, without regard to bonuses, retirement and other cash or non-cash benefits.

25.SECTION 409A.

25.1If when Executive’s employment terminates, Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after Executive’s separation from service (within the meaning of Code Section 409A) for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

25.2Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an

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involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

25.3The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

25.4Notwithstanding the foregoing, no payment shall be made pursuant to Paragraph 6 unless such termination of employment is a “separation of service” as defined in Code Section 409A.

26.BONUS. Executive shall receive an Effective Date Bonus of US $7,500.00 payable on the Effective Date as defined in the Merger Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Fidelity Deposit and Discount Bank	Executive
_____________________________	_____________________________
By Daniel J. Santaniello President & Chief Executive Officer

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Exhibit G

___________, 20__

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, Pennsylvania 18512

Re: Affiliate Agreement

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of December 9, 2019 by and among Fidelity D & D Bancorp, Inc. (“Fidelity”), The Fidelity Deposit and Discount Bank, MNB Corporation (“MNB”), and Merchants Bank of Bangor (“Merchants Bank”) whereby MNB will merge with and into Fidelity (the “Merger”), and all of the outstanding common stock of MNB (the “MNB Common Stock”) will be converted into the right to receive common stock of Fidelity (the “Fidelity Common Stock”), it is anticipated that I will be appointed or elected to the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank.

I have been advised that, as a director of Fidelity and The Fidelity Deposit and Discount Bank, I may be deemed an “affiliate” of Fidelity, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of Fidelity Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

I hereby consent to the placement of a stop transfer order with Fidelity’s stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of Fidelity Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO FIDELITY D & D BANCORP, INC. AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144.”

Fidelity’s stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of Fidelity Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

(i)

any shares of the Fidelity Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

(ii)

Fidelity shall have received a “no action” letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to Fidelity, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

For so long as and to the extent necessary to permit the undersigned to sell the Fidelity Common Stock that I own pursuant to SEC Rule 144, Fidelity shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,

Witness:	[Name]